EXHIBIT 99.3

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Index to Consolidated Financial Statements

Page

Consolidated Financial Statements as of August 29, 2013 and August 30, 2012 and for the fiscal years ended August 29, 2013, August 30, 2012 and September 1, 2011:

Consolidated Statements of Operations	2

Consolidated Statements of Comprehensive Income	3

Consolidated Balance Sheets	4

Consolidated Statements of Changes in Equity	5

Consolidated Statements of Cash Flows	6

Notes to Consolidated Financial Statements	7

Report of Independent Registered Public Accounting Firm	55

Financial Statement Schedules:

Schedule I – Condensed Financial Information of the Registrant	56

Schedule II – Valuation and Qualifying Accounts	62

MICRON TECHNOLOGY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions except per share amounts)

For the year ended	August 29, 2013	August 30, 2012	September 1, 2011
Net sales	$9,073	$8,234	$8,788
Cost of goods sold	7,226	7,266	7,030
Gross margin	1,847	968	1,758

Selling, general and administrative	562	620	592
Research and development	931	918	791
Restructure and asset impairments	126	10	(75)
Other operating (income) expense, net	(8)	32	(311)
Operating income (loss)	236	(612)	761

Gain on acquisition of Elpida	1,484	—	—
Interest income	14	8	23
Interest expense	(231)	(179)	(124)
Other non-operating income (expense), net	(218)	29	(109)
	1,285	(754)	551

Income tax (provision) benefit	(8)	17	(203)
Equity in net income (loss) of equity method investees	(83)	(294)	(158)
Net income (loss)	1,194	(1,031)	190

Net income attributable to noncontrolling interests	(4)	(1)	(23)
Net income (loss) attributable to Micron	$1,190	$(1,032)	$167

Earnings (loss) per share:
Basic	$1.16	$(1.04)	$0.17
Diluted	1.13	(1.04)	0.17

Number of shares used in per share calculations:
Basic	1,021.7	991.2	988.0
Diluted	1,056.3	991.2	1,007.5

See accompanying notes to consolidated financial statements.

MICRON TECHNOLOGY, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in millions)

For the year ended	August 29, 2013	August 30, 2012	September 1, 2011
Net income (loss)	$1,194	$(1,031)	$190

Other comprehensive income (loss), net of tax:
Gain (loss) on derivatives, net	(9)	(18)	48
Foreign currency translation adjustments	(5)	(16)	63
Gain (loss) on investments, net	(1)	(24)	11
Pension liability adjustments	(1)	—	5
Other comprehensive income (loss)	(16)	(58)	127
Total comprehensive income (loss)	1,178	(1,089)	317
Comprehensive (income) loss attributable to noncontrolling interests	(5)	5	(29)
Comprehensive income (loss) attributable to Micron	$1,173	$(1,084)	$288

See accompanying notes to consolidated financial statements.

MICRON TECHNOLOGY, INC.

CONSOLIDATED BALANCE SHEETS
(in millions except par value amounts)

As of	August 29, 2013	August 30, 2012
Assets
Cash and equivalents	$2,880	$2,459
Short-term investments	221	100
Receivables	2,329	1,289
Inventories	2,649	1,812
Restricted cash	556	—
Other current assets	276	98
Total current assets	8,911	5,758
Long-term marketable investments	499	374
Property, plant and equipment, net	7,626	7,103
Equity method investments	396	389
Intangible assets, net	386	371
Deferred tax assets	861	47
Other noncurrent assets	439	286
Total assets	$19,118	$14,328

Liabilities and equity
Accounts payable and accrued expenses	$2,115	$1,641
Deferred income	243	248
Equipment purchase contracts	182	130
Current portion of long-term debt	1,585	224
Total current liabilities	4,125	2,243
Long-term debt	4,452	3,038
Other noncurrent liabilities	535	630
Total liabilities	9,112	5,911

Commitments and contingencies

Micron shareholders' equity:
Common stock, $0.10 par value, 3,000 shares authorized, 1,044.4 shares issued and outstanding (1,017.7 as of August 30, 2012)	104	102
Additional capital	9,187	8,920
Accumulated deficit	(212)	(1,402)
Accumulated other comprehensive income	63	80
Total Micron shareholders' equity	9,142	7,700
Noncontrolling interests in subsidiaries	864	717
Total equity	10,006	8,417
Total liabilities and equity	$19,118	$14,328

See accompanying notes to consolidated financial statements.

MICRON TECHNOLOGY, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
(in millions)

	Micron Shareholders
	Common Stock		Additional Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Micron Shareholders' Equity	Noncontrolling Interests in Subsidiaries	Total Equity
	Number of Shares	Amount
Balance at September 2, 2010	994.5	$99	$8,446	$(536)	$11	$8,020	$1,796	$9,816
Net income				167		167	23	190
Other comprehensive income (loss), net					121	121	6	127
Issuance and repurchase of convertible notes			211			211		211
Stock-based compensation expense			76			76		76
Stock issued under stock plans	11.1	1	27			28		28
Contributions from noncontrolling interests						—	8	8
Distributions to noncontrolling interests						—	(225)	(225)
Repurchase and retirement of common stock	(21.3)	(2)	(160)	(1)		(163)		(163)
Acquisition of noncontrolling interests in TECH			67			67	(226)	(159)
Purchase of capped calls			(57)			(57)		(57)
Balance at September 1, 2011	984.3	$98	$8,610	$(370)	$132	$8,470	$1,382	$9,852
Net loss				(1,032)		(1,032)	1	(1,031)
Other comprehensive income (loss), net					(52)	(52)	(6)	(58)
Contributions from noncontrolling interests						—	197	197
Issuance of convertible notes			191			191		191
Conversion of 2013 Notes	27.3	3	135			138		138
Stock-based compensation expense			87			87		87
Stock issued under stock plans	7.1	1	5			6		6
Acquisition of noncontrolling interest in IMFS						—	(466)	(466)
Distributions to noncontrolling interests						—	(391)	(391)
Purchase and settlement of capped calls			(102)			(102)		(102)
Repurchase and retirement of common stock	(1.0)	—	(6)	—		(6)		(6)
Balance at August 30, 2012	1,017.7	$102	$8,920	$(1,402)	$80	$7,700	$717	$8,417
Net income				1,190		1,190	4	1,194
Other comprehensive income (loss), net					(17)	(17)	1	(16)
Acquisition of Elpida						—	168	168
Stock issued under stock plans	27.4	2	148			150		150
Stock-based compensation expense			91			91		91
Issuance and repurchase of convertible notes			57			57		57
Contributions from noncontrolling interests						—	11	11
Distributions to noncontrolling interests						—	(37)	(37)
Purchase and settlement of capped calls			(24)			(24)		(24)
Repurchase and retirement of common stock	(0.7)	—	(5)	—		(5)		(5)
Balance at August 29, 2013	1,044.4	$104	$9,187	$(212)	$63	$9,142	$864	$10,006

See accompanying notes to consolidated financial statements.

MICRON TECHNOLOGY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

For the year ended	August 29, 2013	August 30, 2012	September 1, 2011
Cash flows from operating activities
Net income (loss)	$1,194	$(1,031)	$190
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation expense and amortization of intangible assets	1,804	2,141	2,105
Amortization of debt discount and other costs	122	81	57
(Gains) losses from currency hedges, net	222	19	(21)
Noncash restructure and asset impairments	114	4	(86)
Stock-based compensation	91	87	76
Equity in net loss of equity method investees	83	294	158
Loss on extinguishment of debt	31	—	113
Gain from acquisition of Elpida	(1,484)	—	—
Change in operating assets and liabilities, net of amounts from Elpida acquisition:
Receivables	(409)	238	54
Inventories	83	258	(357)
Accounts payable and accrued expenses	143	(82)	(88)
Customer prepayments	(123)	254	4
Deferred income	(7)	(56)	146
Deferred income taxes, net	(7)	3	103
Other	(46)	(96)	30
Net cash provided by operating activities	1,811	2,114	2,484

Cash flows from investing activities
Expenditures for property, plant and equipment	(1,244)	(1,699)	(2,550)
Purchases of available-for-sale securities	(924)	(564)	(9)
Payments to settle hedging activities	(253)	(62)	(31)
Proceeds from sales and maturities of available-for-sale securities	678	152	1
Cash acquired from acquisition of Elpida, net of cash paid	69	—	—
Proceeds from sales of property, plant and equipment	28	67	127
Proceeds from settlement of hedging activities	27	38	87
Additions to equity method investments	—	(187)	(31)
Decrease in restricted cash	—	5	330
Return of equity method investment	—	1	48
Other	(93)	(63)	(14)
Net cash used for investing activities	(1,712)	(2,312)	(2,042)

Cash flows from financing activities
Proceeds from issuance of debt	1,121	1,065	690
Proceeds from issuance of common stock under equity plans	150	5	28
Proceeds from equipment sale-leaseback transactions	126	609	268
Cash received from noncontrolling interests	11	197	8
Repayments of debt	(743)	(203)	(1,215)
Payments on equipment purchase contracts	(214)	(172)	(322)
Cash paid for capped call transactions	(48)	(103)	(57)
Distributions to noncontrolling interests	(37)	(391)	(225)
Cash paid to purchase common stock	(5)	(6)	(163)
Acquisition of noncontrolling interests	—	(466)	(159)
Other	(39)	(38)	(48)
Net cash provided by (used for) financing activities	322	497	(1,195)

Net increase (decrease) in cash and equivalents	421	299	(753)
Cash and equivalents at beginning of period	2,459	2,160	2,913
Cash and equivalents at end of period	$2,880	$2,459	$2,160

Supplemental disclosures
Income taxes refunded (paid), net	$4	$13	$(99)
Interest paid, net of amounts capitalized	(107)	(72)	(59)
Noncash investing and financing activities:
Equipment acquisitions on contracts payable and capital leases	443	897	469
Conversion of notes to stock, net of unamortized issuance cost	—	138	—
Exchange of convertible notes	—	—	175

See accompanying notes to consolidated financial statements.

MICRON TECHNOLOGY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All tabular amounts in millions except per share amounts)

Significant Accounting Policies

Basis of Presentation: We are one of the world's leading providers of advanced semiconductor solutions. Through our worldwide operations, we manufacture and market a full range of DRAM, NAND Flash and NOR Flash memory, as well as other innovative memory technologies, packaging solutions and semiconductor systems for use in leading-edge computing, consumer, networking, automotive, industrial, embedded and mobile products. The accompanying consolidated financial statements include the accounts of Micron Technology, Inc. and its consolidated subsidiaries and have been prepared in accordance with accounting principles generally accepted in the United States of America.

In the third quarter of 2014, we reorganized our business units. All prior period amounts reflect this reorganization. Factors used to identify our segments include, among others, markets, customers and products. Segment information reported herein is consistent with how it is reviewed and evaluated by our chief operating decision makers. We have the following four reportable segments:

Compute and Networking Business Unit ("CNBU"): Includes DRAM and NOR Flash products sold to the compute, networking, graphics, and cloud server markets, as well as NAND Flash products sold primarily into the networking market.
Storage Business Unit ("SBU"): Includes NAND Flash components and Solid State Drives ("SSDs") sold into enterprise and client storage, and cloud and removable storage markets. SBU also includes NAND Flash products sold to Intel through our IMFT joint venture.
Embedded Business Unit ("EBU"): Includes DRAM, NAND Flash and NOR Flash products sold into automotive and industrial applications, as well as the connected home and consumer electronics markets.
Mobile Business Unit ("MBU"): Includes DRAM, NAND Flash, and NOR Flash products sold to the smartphone, feature phone, and tablet mobile-device markets.

Certain reclassifications have been made to prior period amounts to conform to current period presentation, including restructure and asset impairment activities prior to 2013 that were previously reported in other operating (income) expense, net. In 2013, we reclassified gains and losses from changes in currency exchange rates in order to improve comparability with our industry peers. As a result of the reclassification, $6 million of losses in both 2012 and 2011, were reclassified from the amounts previously reported in other operating (income) expense, net to other non-operating income (expense), net. Certain deferred tax assets and liabilities in prior years were corrected with corresponding changes in the valuation allowance, resulting in no change to net deferred tax assets. The change in these items was not material for any period presented.

Our fiscal year is the 52 or 53-week period ending on the Thursday closest to August 31. Our fiscal years 2013, 2012 and 2011 each contained 52 weeks. All period references are to our fiscal periods unless otherwise indicated. Our recently acquired subsidiary, Elpida Memory, Inc., has been consolidated based on its fiscal year ending on August 31, 2013.

Use of Estimates: The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires our management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, expenses and related disclosures.  Estimates and judgments are based on historical experience, forecasted events and various other assumptions that we believe to be reasonable under the circumstances.  Estimates and judgments may differ under different assumptions or conditions.  We evaluate our estimates and judgments on an ongoing basis.  Actual results could differ from estimates.

Product Warranty: We generally provide a limited warranty that our products are in compliance with our specifications existing at the time of delivery.  Under our general terms and conditions of sale, liability for certain failures of product during a stated warranty period is usually limited to repair or replacement of defective items or return of, or a credit with respect to, amounts paid for such items.  Under certain circumstances, we provide more extensive limited warranty coverage than that provided under our general terms and conditions.  Our warranty obligations are not material.

Revenue Recognition: We recognize product or license revenue when persuasive evidence that a sales arrangement exists, delivery has occurred, the price is fixed or determinable and collectability is reasonably assured.  Since we are unable to estimate returns and changes in market price, and therefore the price is not fixed or determinable, sales made under agreements allowing pricing protection or rights of return (other than for product warranty) are deferred until customers have resold the product.

Research and Development: Costs related to the conceptual formulation and design of products and processes are expensed as research and development as incurred.  Determining when product development is complete requires judgment.  Development of a product is deemed complete once the product has been thoroughly reviewed and has passed tests for performance and reliability.  Subsequent to product qualification, product costs are valued in inventory.  Product design and other research and development costs for certain technologies are shared with our joint venture partners.  Amounts receivable from these cost-sharing arrangements are reflected as a reduction of research and development expense.  (See "Equity Method Investments" and "Consolidated Variable Interest Entities – IM Flash" notes.)

Stock-based Compensation: Stock-based compensation is measured at the grant date, based on the fair value of the award, and recognized as expense under the straight-line attribution method over the requisite service period.  We issue new shares upon the exercise of stock options or conversion of share units.  (See "Equity Plans" note.)

Stock Repurchases: When we repurchase and retire our common stock, any excess of the repurchase price paid over par value is allocated between paid-in capital and retained earnings.

Functional Currency: The U.S. dollar is the functional currency for all of our consolidated operations.

Financial Instruments: Cash equivalents include highly liquid short-term investments with original maturities to us of three months or less, readily convertible to known amounts of cash.  Investments with original maturities greater than three months and remaining maturities less than one year are included in short-term investments.  Investments with remaining maturities greater than one year are included in long-term marketable investments.  The carrying value of investment securities sold is determined using the specific identification method.

Derivative and Hedging Instruments: We use derivative financial instruments to manage certain exposures to fluctuating currency exchange and interest rates. Our derivatives consist primarily of forward and option currency contracts and interest rate swap contracts. We do not use derivative instruments for trading or speculative purposes. Derivative instruments are measured at their fair values and recognized as either assets or liabilities. The accounting for changes in the fair value of derivative instruments is based on the intended use of the derivative and the resulting designation. For derivative instruments that are not designated as hedges for accounting purpose, gains or losses from changes in fair values are recognized in other non-operating income (expense). For derivative instruments designated as cash-flow hedges, the effective portion of the gain or loss is included as a component of other comprehensive income (loss), and the ineffective or excluded portion of the gain or loss is included in other non-operating income (expense). The amounts in accumulated other comprehensive income (loss) for these cash flow hedges are reclassified into earnings in the same line items of the consolidated statements of operation and in the same periods in which the underlying transactions affect earnings.  Effectiveness is measured by comparing the cumulative change in the fair value of the hedge contract with the cumulative change in the forecasted cash flows of the hedged item. For the effectiveness assessment of our cash-flow hedges, changes in the time value are excluded for forward contracts and included for options.
We seek to enter into master netting arrangements to mitigate credit risk in derivative transactions. These master netting arrangements allow us and our counterparties to net settle amounts owed to each other. Derivative assets and liabilities that can be net settled under these arrangements have been presented in our consolidated balance sheet on a net basis.
(See "Derivative Financial Instruments – Currency Derivatives with Hedge Accounting Designation" note.)

Inventories: Inventories are stated at the lower of average cost or market value.  Cost includes labor, material and overhead costs, including product and process technology costs.  Determining market values of inventories involves numerous judgments, including projecting average selling prices and sales volumes for future periods and costs to complete products in work in process inventories.  When market values are below costs, we record a charge to cost of goods sold to write down inventories to their estimated market value in advance of when the inventories are actually sold.  The major characteristics considered in determining inventory categories for purposes of determining the lower of cost or market value are product type and markets. Prior to the third quarter of 2013, inventory was categorized as memory (primarily DRAM and NAND Flash and NOR Flash) and imaging products for purposes of determining lower of average cost or market. Due to the sale on May 3, 2013 of Micron Technology Italia, S.r.l. ("MIT") and our assignment to LFoundry Marsica S.r.l. ("LFoundry") of our supply agreement with Aptina Imaging Corporation ("Aptina") for CMOS image sensors, we ceased manufacturing CMOS image sensors subsequent to that date and no longer have imagining inventory for purposes of determining lower of average cost or market.

Product and Process Technology: Costs incurred to acquire product and process technology or to patent technology are capitalized and amortized on a straight-line basis over periods ranging up to 10 years.  We capitalize a portion of costs incurred based on the historical and projected patents issued as a percent of patents we file.  Capitalized product and process technology costs are amortized over the shorter of (i) the estimated useful life of the technology, (ii) the patent term or (iii) the term of the technology agreement.  Fully-amortized assets are removed from product and process technology and accumulated amortization.

Property, Plant and Equipment: Property, plant and equipment are stated at cost and depreciated using the straight-line method over estimated useful lives of generally 10 to 30 years for buildings, generally 5 to 7 years for equipment and 3 to 5 years for software.  Assets held for sale are carried at the lower of cost or estimated fair value and are included in other noncurrent assets.  When property or equipment is retired or otherwise disposed, the net book value of the asset is removed and we recognize any gain or loss in our results of operations.

We capitalize interest on borrowings during the active construction period of capital projects.  Capitalized interest is added to the cost of the underlying assets and amortized over the useful lives of the assets.

Variable Interest Entities

We have interests in entities that are Variable Interest Entities ("VIEs"). If we are the primary beneficiary of a VIE, we are required to consolidate it. To determine if we are the primary beneficiary, we evaluate whether we have the power to direct the activities that most significantly impact the VIE's economic performance and the obligation to absorb losses or the right to receive benefits of the VIE that could potentially be significant to the VIE. Our evaluation includes identification of significant activities and an assessment of our ability to direct those activities based on governance provisions and arrangements to provide or receive product and process technology, product supply, operations services, equity funding, financing and other applicable agreements and circumstances. Our assessments of whether we are the primary beneficiary of our VIEs require significant assumptions and judgments.

Unconsolidated Variable Interest Entities

Inotera: Inotera Memories, Inc. ("Inotera") is a VIE because its equity is not sufficient to permit it to finance its activities without additional support from its shareholders. In the second quarter of 2013, we entered into agreements with Nanya Technology Corporation ("Nanya") and Inotera to amend the joint venture relationship involving Inotera, including a new supply agreement between us and Inotera. We have determined that we do not have the power to direct the activities of Inotera that most significantly impact its economic performance, primarily due to (1) limitations on our governance rights that require the consent of other parties for key operating decisions and (2) Inotera's dependence on Nanya for financing and the ability of Inotera to operate in Taiwan. Therefore, we do not consolidate Inotera and we account for our interest under the equity method.

Transform: Transform Solar Pty Ltd. ("Transform") is a VIE because its equity is not sufficient to permit it to finance its activities without additional financial support from us or its parent, Origin Energy Limited ("Origin"). We have determined that we do not have the power to direct the activities of Transform that most significantly impact its economic performance, primarily due to limitations on our governance rights that require the consent of Origin for key operating decisions. Therefore, we do not consolidate Transform and we account for our interest under the equity method. As of August 30, 2012, Transform's operations were substantially discontinued.

For further information regarding our VIEs that we account for under the equity method, see "Equity Method Investments" note.

EQUVO Entities: EQUVO HK Limited and EQUVA Capital 1 Pte. Ltd. (together, the "EQUVO Entities") are special purpose entities created to facilitate equipment sale-leaseback financing transactions between us and a consortium of financial institutions that fund the sale-leaseback transactions ("Financing Entities"). Neither we nor the Financing Entities have an equity interest in the EQUVO Entities. The EQUVO Entities are VIEs because their equity is not sufficient to permit them to finance their activities without additional support from the Financing Entities and because the third-party equity holder lacks characteristics of a controlling financial interest. By design, the arrangements with the EQUVO Entities are merely financing vehicles and we do not bear any significant risks from variable interests with the EQUVO Entities. Therefore, we have determined that we do not have the power to direct the activities of the EQUVO Entities that most significantly impact their economic performance and we do not consolidate the EQUVO Entities.

SC Hiroshima Energy Corporation: SC Hiroshima Energy Corporation ("SCHE") is an entity created to construct and operate a cogeneration, electrical power plant to support our wafer manufacturing facility in Hiroshima, Japan. SCHE is a VIE due to the nature of its tolling agreements with us and our purchase and call options for SCHE's assets. We do not have an equity ownership interest in SCHE. We do not control the operation and maintenance of the plant, which we have determined are the activities of SCHE that most significantly impacts its economic performance. Therefore, we do not consolidate SCHE.

Consolidated Variable Interest Entities

IMFT: IM Flash Technologies, LLC ("IMFT") is a VIE because all of its costs are passed to us and its other member, Intel Corporation ("Intel"), through product purchase agreements and IMFT is dependent upon us or Intel for any additional cash requirements.  We determined that we have the power to direct the activities of IMFT that most significantly impact its economic performance.  The primary activities of IMFT are driven by the constant introduction of product and process technology.  Because we perform a significant majority of the technology development, we have the power to direct its key activities.  In addition, IMFT manufactures certain products exclusively for us using our technology.  We also determined that we have the obligation to absorb losses and the right to receive benefits from IMFT that could potentially be significant to it.  Therefore, we consolidate IMFT.

IMFS: Prior to April 6, 2012, IM Flash Singapore, LLP ("IMFS") was a VIE because all of its costs were passed to us and its other member, Intel, through product purchase agreements and IMFS was dependent upon us or Intel for any additional cash requirements.  Prior to April 6, 2012, we determined that we had the power to direct the activities of IMFS that most significantly impacted its economic performance.  Additionally, since 2010, we had significantly greater economic exposure than Intel as a result of our significantly higher ownership interest in IMFS.  Therefore, we consolidated IMFS. On April 6, 2012, we acquired Intel's remaining interests in IMFS and it ceased to be a VIE.

MP Mask: MP Mask Technology Center, LLC ("MP Mask") is a VIE because substantially all of its costs are passed to us and its other member, Photronics, Inc. ("Photronics"), through product purchase agreements and MP Mask is dependent upon us or Photronics for any additional cash requirements.  We determined that we have the power to direct the activities of MP Mask that most significantly impact its economic performance, primarily because (1) of our tie-breaking voting rights over key operating decisions and (2) nearly all key MP Mask activities are driven by our supply needs.  We also determined that we have the obligation to absorb losses and the right to receive benefits from MP Mask that could potentially be significant to it.  Therefore, we consolidate MP Mask.

For further information regarding our consolidated VIEs, see "Consolidated Variable Interest Entities" note.

Recently Issued Accounting Standards

There have been no recently issued accounting pronouncements that have had or are expected to have a material impact on our financial statements.

Acquisition of Elpida Memory, Inc.

On July 31, 2013, we completed the acquisition of Elpida Memory, Inc., a Japanese corporation, pursuant to the terms and conditions of an Agreement on Support for Reorganization Companies (as amended, the "Sponsor Agreement") that we entered into on July 2, 2012, with the trustees of Elpida and one of its subsidiaries, Akita Elpida Memory, Inc., a Japanese corporation ("Akita" and, together with Elpida, the "Elpida Companies") pursuant to and in connection with the Elpida Companies' corporate reorganization proceedings under the Corporate Reorganization Act of Japan. We paid $615 million for the acquisition of Elpida, of which substantially all was deposited into accounts that are legally restricted for payment to the secured and unsecured creditors of the Elpida Companies in October 2013. As of August 29, 2013, the amount held in the restricted accounts was presented as restricted cash. Of the $615 million paid at closing, $18 million was applied from amounts we had deposited into an escrow account in July 2012 as a condition to the execution of the Sponsor Agreement.

On July 31, 2013, we also completed the acquisition of an additional 24% ownership interest in Rexchip Electronics Corporation ("Rexchip"), a Taiwanese corporation and manufacturing joint venture formed by Elpida and Powerchip Technology Corporation ("Powerchip") from Powerchip and certain of its affiliates (the "Powerchip Group") pursuant to a share purchase agreement. We paid $334 million in cash for the shares. Elpida owns, directly and indirectly through a subsidiary, approximately 65% of Rexchip's outstanding common stock. Therefore, as a result of the consummation of our acquisition of Elpida and the Rexchip shares from the Powerchip Group, we own approximately 89% ownership interest in Rexchip.

Elpida's assets include, among others: a 300mm DRAM wafer fabrication facility located in Hiroshima, Japan; its approximate 65% ownership interest in Rexchip, whose assets include a 300mm DRAM wafer fabrication facility located in Taichung City, Taiwan; and a 100% ownership interest in Akita, whose assets include an assembly and test facility located in Akita, Japan. Elpida's semiconductor memory products include mobile DRAM targeted toward mobile phones and tablets. We believe that combining the complementary product portfolios of Micron and Elpida strengthens our position in the memory market and enables us to provide customers with a wider portfolio of high-quality memory solutions. We also believe that our acquisition of Elpida strengthens our market position in the memory industry through increased research and development and manufacturing scale, improved access to core memory market segments, and additional wafer capacity to balance among our DRAM, NAND Flash and NOR Flash memory solutions.

The Elpida Acquisition and Rexchip share purchase are treated as a single business combination because (1) the two transactions were entered into and closed contemporaneously and (2) the Rexchip share purchase was negotiated in contemplation of the Elpida acquisition and its completion was contingent on the closing of the Elpida acquisition.

We estimated the provisional fair value of the assets and liabilities of Elpida and it's subsidiaries (the "Elpida Group") as of the July 31, 2013 acquisition date using an in-use model, which reflects its value through its use in combination with other assets as a group. These provisional amounts could change as additional information becomes available.

The consideration and provisional valuation of assets acquired and liabilities assumed are as follows:

Assets acquired and liabilities assumed:
Cash and equivalents	$999
Receivables	697
Inventories	962
Restricted cash	557
Other current assets	142
Property, plant and equipment	935
Equity method investment	40
Intangible assets	10
Deferred tax assets	811
Other noncurrent assets	66

Accounts payable and accrued expenses	(387)
Equipment purchase contracts	(22)
Current portion of long-term debt	(673)
Long-term debt	(1,461)
Other noncurrent liabilities	(75)

Total net assets acquired	2,601

Noncontrolling interests in Elpida:	168

Consideration	949

Gain on acquisition	$1,484

Because the fair value of the net assets acquired less noncontrolling interests exceeded the purchase price, we recognized a gain on the acquisition of $1,484 million.  The yen-denominated purchase price was fixed on July 2, 2012 when we entered into the Sponsor Agreement. We believe the fair value exceeded the purchase price because of increases in working capital from improvements in market conditions in the DRAM industry between July 2, 2012 and July 31, 2013, when we completed the acquisition. These conditions resulted in significant increases in U.S. dollar equivalent net assets of Elpida.

The fair value of the noncontrolling interest in the table above primarily relates to Rexchip and was derived based on the purchase price we paid the Powerchip Group for their 24% ownership interest.

Our results of operations for 2013 include $355 million of net sales and $46 million of operating income (losses) from the Elpida operations after the July 31, 2013 acquisition date. Included in the selling, general and administrative expenses in the results of operations for 2013 are transaction costs of $50 million incurred in connection with this acquisition.

As a result of the Japan Proceedings, for so long as such proceedings are continuing, the Elpida Companies and their subsidiaries are subject to certain restrictions on dividends, loans and advances. The plans of reorganization of the Elpida Companies prohibit the Elpida Companies from paying dividends, including any cash dividends, to us and require that excess earnings be used in their businesses or to fund the Elpida Companies' installment payments. These prohibitions would also effectively prevent the subsidiaries of the Elpida Companies from paying cash dividends to us as any such dividends would have to be first paid to the Elpida Companies which are prohibited from repaying those amounts to us as dividends under the plans of reorganization. In addition, pursuant to an order of the Japan Court, the Elpida Companies cannot make loans or advances, other than certain ordinary course advances, to us without the consent of the Japan Court. Moreover, loans or advances by subsidiaries of the Elpida Companies may be considered outside of the ordinary course of business and subject to approval of the legal trustees and Japan Court. As a result, the assets of the Elpida Companies and their subsidiaries, while available to satisfy the Elpida Companies' installment payments and the other obligations, capital expenditures and other operating needs of the Elpida Companies and their subsidiaries, are not available for use by us in our other operations. Moreover, certain uses of the assets of the Elpida Companies, including investments in certain capital expenditures and in Rexchip, may require consent of Elpida's trustees and/or the Japan Court.

Total net assets, less noncontrolling interests, of the Elpida Companies and their subsidiaries as of August 29, 2013 were $2,460 million. As of August 29, 2013, the Elpida Companies held cash and equivalents of $1,094 million and $556 million of current restricted cash, none of which were available for cash dividends, loans or advances as a result of the above-described restrictions. The restricted cash was held in accounts that are controlled by the trustees and are legally restricted for payment of secured and unsecured creditors of the Elpida Companies pursuant to the plans of reorganization.

Unaudited Pro Forma Financial Information

The following unaudited pro forma financial information presents the combined results of operations as if the Elpida Acquisition had occurred on September 2, 2011.  The pro forma financial information includes the accounting effects of the business combination, including adjustments to the amortization of intangible assets, depreciation of property, plant and equipment, interest expense and elimination of intercompany activities.  The historical results of operations of the Elpida Group for the eleven months ended May 31, 2013 included a gain of $1,692 million for the forgiveness of debt related to liabilities subject to compromise upon approval of the bankruptcy by the creditors of the Tokyo District Court and for the year ended June 30, 2012 included a $2,828 million loss for impairment of long-lived assets. No adjustment was made to the unaudited pro forma financial information for these items, consistent with the requirements for preparation for the pro forma financial information. The unaudited pro forma financial information below is not necessarily indicative of either future results of operations or results that might have been achieved had the Elpida Acquisition occurred on September 2, 2011.

	2013	2012
Net sales	$12,494	$11,492
Net income (loss)	3,725	(4,422)
Net income (loss) attributable to Micron	3,670	(4,454)
Earnings (loss) per share:
Basic	$3.59	$(4.49)
Diluted	3.47	(4.49)

The unaudited pro forma financial information for 2013 includes our results for the year ended August 29, 2013, which includes one month of results from the Elpida Group following the closing of the Elpida Acquisition, and the results of the Elpida Group, including the adjustments described above, for the eleven months ended May 31, 2013. The pro forma information for 2012 includes our results for the year ended August 30, 2012 and the results of the Elpida Group, including the adjustments described above, for the year ended June 30, 2012.

Investments

As of August 29, 2013 and August 30, 2012, available-for-sale investments, including cash equivalents, were as follows:

As of	2013				2012
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Money market funds	$1,188	$—	$—	$1,188	$2,159	$—	$—	$2,159
Corporate bonds	414	1	(1)	414	233	1	—	234
Certificates of deposit	349	—	—	349	31	—	—	31
Government securities	168	—	—	168	144	—	—	144
Asset-backed securities	97	—	—	97	77	—	—	77
Commercial paper	61	—	—	61	39	—	—	39
Marketable equity securities	6	—	—	6	10	—	—	10
	$2,283	$1	$(1)	$2,283	$2,693	$1	$—	$2,694

As of August 29, 2013, no available-for-sale security had been in a loss position for longer than 12 months. During 2013 and 2012, we recognized other-than-temporary impairments of our marketable equity securities of $4 million and $11 million, respectively.

The table below presents the amortized cost and fair value of available-for-sale debt securities, including cash equivalents, as of August 29, 2013 by contractual maturity:

	Amortized Cost	Fair Value
Money market funds not due at a single maturity date	$1,188	$1,188
Due in 1 year or less	596	596
Due in 1 - 2 years	224	224
Due in 2 - 4 years	253	253
Due after 4 years	16	16
	$2,277	$2,277

Net unrealized holding gains reclassified out of accumulated other comprehensive income from sales of available-for-sale securities were $31 million for 2012 and were not significant for any other period presented. Proceeds from the sales of available-for-sale securities for 2013, 2012 and 2011 were $526 million, $149 million and $1 million, respectively. Gross realized gains from sales of available-for-sale securities were $34 million for 2012 and gross realized gains and losses for all other periods presented were not significant.

Receivables

As of	2013	2012
Trade receivables (net of allowance for doubtful accounts of $5 and $5, respectively)	$2,069	$933
Income and other taxes	74	80
Related party receivables	8	63
Other	178	213
	$2,329	$1,289

Related party receivables primarily included amounts due from Aptina related to certain manufacturing services agreements. (See "Equity Method Investments" note.)

As of August 29, 2013 and August 30, 2012, other receivables included $2 million and $63 million, respectively, from our currency hedges. As of August 29, 2013 and August 30, 2012, other receivables included $34 million and $34 million, respectively, due from Intel for amounts related to NAND Flash and certain emerging memory technologies product design and process development activities under cost-sharing agreements.  As of August 30, 2012, other receivables also included $17 million due from Nanya for amounts related to DRAM product design and process development activities under a cost-sharing agreement. (See "Derivative Financial Instruments," "Consolidated Variable Interest Entities" and "Equity Method Investments" notes.)

Inventories

As of	2013	2012
Finished goods	$796	$512
Work in process	1,719	1,148
Raw materials and supplies	134	152
	$2,649	$1,812

Property, Plant and Equipment

As of	2013	2012
Land	$86	$92
Buildings (includes $209 and $196, respectively, for capital leases)	4,835	4,714
Equipment (includes $1,305 and $919, respectively, for capital leases)	15,600	15,653
Construction in progress	84	43
Software	315	323
	20,920	20,825
Accumulated depreciation (includes $463 and $253, respectively, for capital leases)	(13,294)	(13,722)
	$7,626	$7,103

Depreciation expense was $1,721 million, $2,053 million and $2,026 million for 2013, 2012 and 2011, respectively. Other noncurrent assets included buildings, equipment, and other assets classified as held for sale of $22 million as of August 29, 2013 and $25 million as of August 30, 2012 and land held for development of $54 million as of August 29, 2013.

As of August 29, 2013, production equipment and buildings with a carrying value of $541 million were collateral under various notes payable. (See "Debt – Other Notes Payable" note.)

Equity Method Investments

As of	2013		2012
	Investment Balance	Ownership Percentage	Investment Balance	Ownership Percentage
Inotera	$344	35%	$370	40%
Tera Probe	40	40%	—	—%
Other	12	Various	19	Various
	$396		$389

We recognize our share of earnings or losses from these entities under the equity method, generally on a two-month lag.  Equity in net income (loss) of equity method investees, net of tax, included the following:

For the year ended	2013	2012	2011
Inotera	$(79)	$(189)	$(112)
Other	(4)	(105)	(46)
	$(83)	$(294)	$(158)

The summarized financial information in the tables below reflects aggregate amounts for all of our equity method investees. Financial information is presented as of the respective dates and for the periods through which we recorded our proportionate share of each investee's results of operations. Summarized results of operations are presented only for the periods subsequent to the acquisition of our ownership interest.

As of	2013	2012
Current assets	$1,018	$724
Noncurrent assets	2,634	3,024
Current liabilities	1,912	2,519
Noncurrent liabilities	435	155

For the years ended	2013	2012	2011
Net sales	$1,788	$1,798	$1,839
Gross margin	1	(451)	(268)
Operating loss	(203)	(751)	(559)
Net loss	(188)	(793)	(594)

Transform began using the liquidation basis of accounting in June 2012. Transform's statement of net assets (liabilities) in liquidation included $9 million of assets and $8 million of liabilities as of August 29, 2013 and $29 million of assets and $14 million of liabilities as of August 30, 2012, which were excluded from the table above. Additionally, Transform's statement of changes in net assets (liabilities) in liquidation for the fourth quarter of 2012 included a decrease in the estimated fair values of net assets of $67 million. Activity for 2013 was not significant. (See "Transform" below).

As of August 29, 2013, our maximum exposure to loss from our involvement with our equity method investments that were VIEs was $344 million and primarily included our Inotera investment balance.  We may also incur losses in connection with our rights and obligations to purchase substantially all of Inotera's wafer production capacity under a supply agreement with Inotera.

Inotera

We have partnered with Nanya in Inotera, a Taiwanese DRAM memory company, since the first quarter of 2009.  In March 2012, we contributed $170 million to Inotera, which increased our ownership percentage to 40%. On May 28, 2013, Inotera issued 634 million common shares to Nanya and certain of its affiliates in a private placement at a price equal to 9.47 New Taiwan dollars per share (approximately $0.32 U.S. dollars), which was in excess of our carrying value per share. As a result of the issuance, our ownership interest decreased to 35% and we recognized a gain of $48 million in 2013. As of August 29, 2013, we held a 35% ownership interest in Inotera, Nanya and certain of its affiliates held a 36% ownership interest and the remaining ownership interest was publicly held.

As of August 29, 2013 the market value of our equity interest in Inotera was $854 million based on the closing trading price of its shares in an active market. As of August 29, 2013 and August 30, 2012, there were gains of $44 million and $49 million, respectively, in accumulated other comprehensive income (loss) for cumulative translation adjustments from our equity investment in Inotera.

The net carrying value of our initial and subsequent investments was less than our proportionate share of Inotera's equity at the time of those investments.  These differences are being amortized as a net credit to earnings through equity in net income (loss) of equity method investees (the "Inotera Amortization").  For both 2012 and 2011, we recognized $48 million of Inotera Amortization. As of August 30, 2012, the remaining amount of unrecognized Inotera Amortization was not significant.

As of June 30, 2013, Inotera's current liabilities exceeded its current assets by $1.0 billion, which exposes Inotera to liquidity risk. Additionally, Inotera incurred net losses of $541 million for its fiscal year ended December 31, 2012. As of June 30, 2013, Inotera was not in compliance with certain of its loan covenants, and had not been in compliance for the past several years, which may result in its lenders requiring repayment of such loans during the next year. Inotera has applied for a waiver from complying with the June 30, 2013 financial covenants. Inotera's management has implemented plans to improve its liquidity and for Inotera's six-month period ended June 30, 2013, Inotera generated net income of $91 million; however, there can be no assurance that Inotera will be successful in sufficiently improving its liquidity and complying with their loan covenants, which may result in its lenders requiring repayment of such loans during the next year.

In the second quarter of 2012, we loaned $133 million to Inotera under a 90-day note with a stated annual interest rate of 2% to facilitate the purchase of capital equipment necessary to implement new process technology. The loan was repaid to us with accrued interest in March 2012.

On January 17, 2013, we entered into agreements with Nanya and Inotera to amend the joint venture relationship involving Inotera. The amendments included a new supply agreement (the "Inotera Supply Agreement"), retroactively effective beginning on January 1, 2013, between us and Inotera under which we are obligated to purchase for an initial period through January, 2016, substantially all of Inotera's output at a purchase price based on a discount from market prices for our comparable components. The Inotera Supply Agreement contemplates annual negotiations with respect to potential successive one-year extensions and if in any year the parties do not agree to an extension, the agreement will terminate following the end of the then-existing term plus a subsequent three-year wind-down period. Our share of Inotera's capacity would decline over the three year wind-down period. Under applicable accounting guidance, the Inotera Supply Agreement is treated as containing an embedded operating lease with respect to Inotera's production assets during the initial three-year term of the lease. Effective through December 31, 2012, we had rights and obligations to purchase 50% of Inotera's wafer production capacity based on a margin-sharing formula among Nanya, Inotera and us. Under these agreements, we purchased $1,260 million, $646 million, and $641 million of DRAM products in 2013, 2012 and 2011 respectively. In 2012, we recognized losses on our purchase commitment under the Inotera Supply Agreement of $17 million, $19 million and $40 million in our fourth, second and first quarters, respectively. In 2011, we recognized purchase commitment losses of $28 million, $3 million, $12 million and $11 million in the fourth, third, second and first quarters, respectively.

Under a cost-sharing arrangement effective through December 31, 2012, we generally shared DRAM process and design development costs with Nanya. As a result of the January 17, 2013 agreements, which were retroactively effective beginning on January 1, 2013, Nanya no longer participates in the joint development program. Pursuant to the cost-sharing arrangement, our research and development ("R&D") costs were reduced by $19 million, $138 million, and $141 million in 2013, 2012 and 2011, respectively.  In addition, we recognized royalty revenue from Nanya of $3 million, $11 million, and $25 million in 2013, 2012 and 2011, respectively, for sales of DRAM products manufactured by or for Nanya on process nodes of 50nm or higher.

Tera Probe

On July 31, 2013, we acquired, as an asset of Elpida, a 40% interest in Tera Probe, Inc. ("Tera Probe"), a Japanese-based company mainly engaged in wafer testing and contract wafer-level package testing services. Our investment in Tera Probe was valued at $40 million, based on the aggregate trading price of the shares in an active market on the acquisition date (Level 1 fair value measurements). The net carrying value of our investment was less than our proportionate share of Tera Probe's equity at the time of our investment, and the difference is being amortized as a net credit to earnings through equity in net income (loss) of equity method investees (the "Tera Probe Amortization"). As of August 29, 2013, $35 million of unamortized Tera Probe Amortization was being recognized over a weighted-average period of 7 years.

As of August 29, 2013, based on the closing trading price of Tera Probe's shares in an active market, the market value of our equity interest was $30 million. We evaluated our investment in Tera Probe and concluded that the decline in the market value below carrying value was not an other-than-temporary impairment primarily because of the limited amount of time the fair value was below the carrying value, the subsequent recovery and historical volatility of the stock price.

Tera Probe performs probe services for certain of our manufacturing processes. Included in cost of goods sold for 2013 is $13 million for probe services performed by Tera Probe.

Other

Transform: In the second quarter of 2010, we acquired a 50% interest in Transform, a developer, manufacturer and marketer of photovoltaic technology and solar panels, from Origin. As of August 29, 2013, we and Origin each held a 50% ownership interest in Transform.  As a result of the ongoing challenging global environment in the solar industry and unfavorable worldwide supply and demand conditions, on May 25, 2012, the Board of Directors of Transform approved a liquidation plan. As a result of the liquidation plan, we recognized a charge of $69 million in 2012. As of August 30, 2012, Transform's operations were substantially discontinued.

Other noncurrent assets as of August 30, 2012 included $26 million for a portion of our Boise, Idaho manufacturing facilities leased to Transform and other noncurrent liabilities included $26 million for deferred rent revenue on the fully-paid lease. In 2013, Transform terminated the lease and, as a result, we recognized a gain of $25 million from the termination.

During 2012 and 2011, we and Origin each contributed $17 million and $30 million, respectively, of cash to Transform.  We recognized net sales of $13 million and $20 million in 2012 and 2011, respectively, for transition services provided to Transform. Revenue on our sales to Transform approximated costs. Revenue and associated costs for 2013 were not significant.

Aptina: Other equity method investments included a 31% equity interest in Aptina. The amount of cumulative loss we recognized from our investment in Aptina through the second quarter of 2012 reduced our investment balance to zero and we ceased recognizing our proportionate share of Aptina's losses.

Through May 3, 2013, we manufactured components for CMOS image sensors for Aptina under a wafer supply agreement.  For 2013, 2012 and 2011, we recognized net sales of $182 million, $372 million and $349 million, respectively, from products sold to Aptina, and cost of goods sold of $219 million, $395 million and $358 million, respectively. On May 3, 2013, we assigned to LFoundry our supply agreement with Aptina to manufacture image sensors at our 200mm Avezzano facility. (See "Restructure and Asset Impairments - Micron Technology Italia, S.r.l." note.)

In connection with the sale of our 200mm Avezzano facility to LFoundry, on May 22, 2013, we entered into a short-term, interest-free, unsecured loan agreement with Aptina that allowed Aptina to borrow up to $45 million, drawn at their option, in three equal tranches through July 2013. Principal amounts drawn are due in three equal payments from September 2013 to January 2014. As of August 29, 2013, other current assets included $45 million for amounts due under the short-term loan agreement.

Intangible Assets

As of	2013		2012
	Gross Amount	Accumulated Amortization	Gross Amount	Accumulated Amortization
Product and process technology	$642	$(269)	$575	$(234)
Customer relationships	127	(114)	127	(98)
Other	—	—	1	—
	$769	$(383)	$703	$(332)

During 2013 and 2012, we capitalized $100 million and $47 million, respectively, for product and process technology with weighted-average useful lives of 7 years and 10 years, respectively. Amortization expense was $83 million, $88 million and $79 million for 2013, 2012 and 2011, respectively.  Annual amortization expense is estimated to be $90 million for 2014, $73 million for 2015, $65 million for 2016, $54 million for 2017 and $44 million for 2018.

Accounts Payable and Accrued Expenses

As of	2013	2012
Accounts payable	$1,048	$818
Related party payables	374	130
Salaries, wages and benefits	267	290
Customer advances	140	141
Income and other taxes	47	25
Other	239	237
	$2,115	$1,641

As of August 29, 2013 and August 30, 2012, related party payables included $345 million and $130 million, respectively, due to Inotera primarily for the purchase of DRAM products under the Inotera Supply Agreement. As of August 29, 2013, related party payables also included $29 million due to Tera Probe for probe services performed. (See "Equity Method Investments" note.)

As of August 29, 2013 and August 30, 2012, customer advances included $134 million and $139 million, respectively, for amounts received from Intel to be applied to Intel's future purchases under a NAND Flash supply agreement. In addition, as of August 30, 2012, other noncurrent liabilities included $120 million, respectively, from this agreement. (See "Consolidated Variable Interest Entities – IM Flash" note.)

As of August 30, 2012, other accounts payable and accrued expenses included $51 million of liabilities associated with currency hedges executed in connection with the Sponsor Agreement and Rexchip Share Purchase Agreement. As of August 29, 2013 and August 30, 2012, other accounts payable and accrued expenses included $8 million and $14 million, respectively, due to Intel for NAND Flash product design and process development and licensing fees pursuant to cost-sharing agreements. (See "Derivative Financial Instruments" and "Consolidated Variable Interest Entities – IM Flash" notes.)

Debt

As of	2013	2012
Elpida creditor installment payments	$1,644	$—
Capital lease obligations	1,252	883
2014 convertible senior notes	465	860
2027 convertible senior notes	147	141
2031A convertible senior notes	277	265
2031B convertible senior notes	253	243
2032C convertible senior notes	463	451
2032D convertible senior notes	369	361
2033E convertible senior notes	272	—
2033F convertible senior notes	260	—
Other notes payable	635	58
	6,037	3,262
Less current portion	1,585	224
	$4,452	$3,038

Our senior notes are unsecured obligations ranking equally in right of payment with all of our other existing and future unsecured indebtedness, and are effectively subordinated to all of our other existing and future secured indebtedness, to the extent of the value of the assets securing such indebtedness.  The convertible notes and the Intel note of Micron Technology, Inc. ("MTI") of $2,531 million are structurally subordinated to $1,863 million of other notes payable of its subsidiaries and capital lease obligations.  MTI guarantees certain debt obligations of its subsidiaries. MTI does not guarantee the Elpida creditor installment payments.  MTI's guarantees of its subsidiary debt obligations are unsecured obligations ranking equally in right of payment with all of its other existing and future unsecured indebtedness.

Elpida Creditor Installment Payments

The Elpida Companies are currently subject to corporate reorganization proceedings under the Corporate Reorganization Act of Japan. Both of the Elpida Companies have adopted plans of reorganization which set forth the treatment of the Elpida Companies' pre-petition creditors and their claims, which plans were approved by the Elpida Companies' creditors and the Tokyo District Court in February 2013. Under Elpida's plan of reorganization, secured creditors will recover 100% of the amount of their fixed claims and unsecured creditors will recover at least 17.4% of the amount of their fixed claims. The actual recovery of unsecured creditors will be higher, however, based on events and circumstances that occur following the plan approval. The remaining portion of the unsecured claims will be discharged, without payment, over the period that payments are made pursuant to the plans of reorganization. The plans of reorganization provide for the Elpida Companies' pre-petition creditors to be paid in seven installments. Elpida's secured creditors will be paid in full on or before the sixth installment payment date, while the unsecured creditors will be paid in seven installments. Akita's plan of reorganization provides that secured creditors will recover 100% of the amount of their claims, whereas unsecured creditors will recover at least 19% of the amount of their claims. The secured creditors of Akita will be paid in full on the first installment payment date, while the unsecured creditors will be paid in seven installments.

Under the terms and conditions of the Elpida Companies' respective plans of reorganization, the Elpida Companies are obligated to pay 200 billion yen (or the equivalent of $2.05 billion based on exchange rates as of August 29, 2013), less certain expenses of their reorganization proceedings and certain other items, to the secured and unsecured creditors (the "Elpida Creditor Installment Payments") in respect of the Elpida Companies' pre-petition creditors and their related claims. Substantially all of the $615 million we paid in connection with the acquisition of Elpida was deposited into accounts that are legally restricted for payment to the secured and unsecured creditors of Elpida in October 2013. The remaining 140 billion yen is due in six annual installments payable at the end of each calendar year beginning in 2014, with payments of 20 billion yen in each of 2014 through 2017, and payments of 30 billion yen in each of 2018 and 2019. Pursuant to the terms of the Sponsor Agreement, we entered into a series of agreements with the Elpida Companies, including supply agreements, research and development services agreements and general services agreements, which are intended to generate more stable operating cash flows to meet the requirements of the Elpida Companies' businesses, including the funding of the Elpida Creditor Installment Payments.

The remaining 140 billion yen of installment payments are also to be deposited into accounts that are legally restricted for settlement of the Elpida Creditor Installment Payments and will be directed by the trustees of the Elpida Companies to the secured and unsecured creditors of the Elpida Companies. A portion of the amounts are also subject to adjustment for certain expenses of the reorganization proceedings and certain other items. Additionally, settlements of certain pre-petition intercompany obligations between Elpida, Akita and Rexchip are included in the amounts scheduled to be deposited into the restricted cash account, but are eliminated in consolidation and therefore are excluded from our consolidated obligation to the secured and unsecured creditors of the Elpida Group. Also, a portion of each installment amount payable to the creditors of the Elpida Companies will continue to be restricted by the trustees of the Elpida Companies in the event that any outstanding claims, which were not treated as fixed claims under the plans of reorganization at the time the plans were filed with the Japan Court, become fixed claims. These fixed claims will be paid under the plans of reorganization in the same manner as the fixed claims of other creditors. To the extent the aggregate amounts reserved from the installment payments exceed the aggregate amounts payable with respect to these unfixed claims once they become fixed, the excess amounts reserved will be distributed to unsecured creditors with respect to their fixed claims, resulting in an increased recovery for the unsecured creditors out of the installment payments. To the extent the aggregate amounts reserved are less than the aggregate amounts payable with respect to these unfixed claims once they become fixed, the Elpida Companies would be responsible to fund any shortfall to ensure that the creditors receive the minimum recovery to which they are entitled under the plans of reorganization with respect to these claims. As a result, there is a possibility that the total amount payable by the Elpida Companies to their creditors under the plans of reorganization will exceed 200 billion yen. In addition, certain of these unfixed claims may be resolved pursuant to settlement arrangements or other post-petition agreements and a substantial portion of the amounts payable under such agreements may have to be funded by the Elpida Companies outside of the plans of reorganization.

The Elpida Creditor Installment Payments were recognized at the acquisition date fair value, which reflects the present value of the Elpida Creditor Installment Payments, discounted using a rate based on indices of leveraged loan markets, adjusted for security-specific risks of the installment payments. As of August 29, 2013, the discount is being accreted to interest expense over the remaining term of the Elpida Creditor Installment Payments, resulting in an effective interest rate of 6.25%.

The following table presents the amounts scheduled under the Sponsor Agreement to be restricted for settlement of the Elpida Creditor Installment Payments, the estimated amounts payable to the secured and unsecured creditors of the Elpida Companies (stated in Japanese yen and U.S. dollars) and the amount of unamortized discount.

As of August 29, 2013	Scheduled Deposits of Restricted Cash	Estimated Payments to Elpida Creditors
July 31, 2013	¥60,000	¥—	$—
2014	—	52,270	532
2015	20,000	20,267	206
2016	20,000	20,135	205
2017	20,000	20,003	204
2018	20,000	19,871	202
2019	30,000	28,508	290
2020	30,000	32,242	330
	¥200,000	¥193,296	$1,969
Less unamortized discount			(325)
Elpida Creditor Installment Payments			$1,644

Capital Lease Obligations

We have various capital lease obligations due in periodic installments with a weighted-average remaining term of 4.0 years and weighted-average effective interest rates of 4.1% as of 2013 and 4.9% as of 2012. In 2013, we received $126 million in proceeds from equipment sale-leaseback transactions and as a result recorded capital lease obligations aggregating $126 million at a weighted-average effective interest rate of 4.3%, payable in periodic installments through July 2017. On July 31, 2013, in connection with our acquisition of the Elpida Companies and purchase of the Rexchip shares from Powerchip, we recorded $377 million of capital lease obligations at a weighted-average effective interest rate of 3.2%, payable in periodic installments with a weighted-average remaining term of 5.5 years. In 2012, we received $609 million in proceeds from equipment sale-leaseback transactions and as a result recorded capital lease obligations aggregating $609 million at a weighted-average effective interest rate of 4.2%, payable in periodic installments through August, 2016.

Convertible Notes With Debt and Equity Components

The accounting standards for convertible debt instruments that may be fully or partially settled in cash upon conversion require the debt and equity components to be separately accounted for in a manner that reflects our nonconvertible borrowing rate when interest expense is recognized in subsequent periods. The amount recorded as debt is based on the fair value of the debt component as a standalone instrument, determined using an average interest rate for similar nonconvertible debt issued by entities with credit ratings comparable to ours at the time of issuance. The difference between the debt recorded at inception and its principal amount is to be accreted to principal through interest expense through the estimated life of the note.

Conversion prices per share and the conversion value in excess of principal for our convertible notes were as follows:

	Initial Conversion			Conversion Price Per Share Threshold(2)	Conversion Value in Excess of Principal(3)
	Outstanding Principal	Price Per Share	Number of Shares(1)		2013	2012
2014 Notes	$485	14.23	34.1	18.50	$—	$—
2027 Notes	175	10.90	16.1	14.17	43	—
2031A Notes	345	9.50	36.3	12.35	148	—
2031B Notes	345	9.50	36.3	12.35	148	—
2032C Notes	550	9.63	57.1	12.52	225	—
2032D Notes	450	9.98	45.1	12.97	162	—
2033E Notes	300	10.93	27.4	14.21	72	—
2033F Notes	300	10.93	27.4	14.21	72	—
(1)Shares issuable, upon conversion, for the principal amount of the notes.
(2)Holders may convert their notes during any calendar quarter if the closing price of our common stock for at least 20 trading days in a 30 trading day period ending on the last trading day of the immediately preceding calendar quarter is 130% of the initial conversion price per share.
(3)Based on our closing share price of $13.57 and $6.18 as of August 29, 2013 and August 30, 2012, respectively.

The debt and equity components of all of our convertible notes outstanding as of August 29, 2013 were required to be accounted for separately. Principal and carrying amounts of the liability components for our convertible notes were as follows:

As of		2013			2012
	Term (Years)(1)	Outstanding Principal	Unamortized Discount	Net Carrying Amount	Outstanding Principal	Unamortized Discount	Net Carrying Amount
2014 Notes	1	$485	$(20)	$465	$949	$(89)	$860
2027 Notes	4	175	(28)	147	175	(34)	141
2031A Notes	5	345	(68)	277	345	(80)	265
2031B Notes	7	345	(92)	253	345	(102)	243
2032C Notes	6	550	(87)	463	550	(99)	451
2032D Notes	8	450	(81)	369	450	(89)	361
2033E Notes	4	300	(28)	272	—	—	—
2033F Notes	6	300	(40)	260	—	—	—
(1)Expected term for amortization of the remaining debt discount as of August 29, 2013.

Carrying amounts of the equity components for our convertible notes were as follows:

As of	2013	2012
2014 Notes	$353	$368
2027 Notes	40	40
2031A Notes	89	89
2031B Notes	109	109
2032C Notes	101	101
2032D Notes	90	90
2033E Notes	30	—
2033F Notes	42	—

Interest expense for our convertible notes was as follows:

For the year ended	2013	2012	2011
Contractual interest expense:
2014 Notes, stated rate of 1.875%	$13	$18	$19
2027 Notes, stated rate of 1.875%	3	3	3
2031A Notes, stated rate of 1.5%	5	5	1
2031B Notes, stated rate of 1.875%	6	6	1
2032C Notes, stated rate of 2.375%	13	5	—
2032D Notes, stated rate of 3.125%	14	5	—
2033E Notes, stated rate of 1.625%	3	—	—
2033F Notes, stated rate of 2.125%	3	—	—
	60	42	24

Amortization of discount and issuance costs:
2014 Notes, effective rate of 7.9%	37	47	46
2027 Notes, effective rate of 6.9%	7	6	5
2031A Notes, effective rate of 6.5%	12	11	1
2031B Notes, effective rate of 7.0%	10	10	1
2032C Notes, effective rate of 6.0%	14	5	—
2032D Notes, effective rate of 6.3%	9	3	—
2033E Notes, effective rate of 4.5%	4	—	—
2033F Notes, effective rate of 4.9%	3	—	—
	96	82	53
	$156	$124	$77

2014 Notes

In May 2007, we issued $1.3 billion of aggregate principal amount of the 2014 Notes due June 2014, of which $464 million was repurchased on February 12, 2013 and $351 million was extinguished in 2011 in connection with debt restructures (see "Debt Restructure" below). The initial conversion rate of the 2014 Notes is 70.2679 shares of common stock per $1,000 principal amount, or approximately $14.23 per share. Interest is payable in June and December of each year.

Conversion Rights: Holders may convert their 2014 Notes under the following circumstances: (1) during any calendar quarter if the closing price of our common stock for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is more than 130% of the conversion price of the 2014 Notes (approximately $18.50 per share); (2) if the 2014 Notes have been called for redemption; (3) if specified distributions or corporate events occur, as set forth in the indenture for the 2014 Notes; (4) if the trading price of the 2014 Notes is less than 98% of the product of the closing price of our common stock and the conversion rate of the 2014 Notes during the periods specified in the indenture; or (5) at any time on or after March 1, 2014.

We have the option to pay cash, issue shares of common stock or any combination thereof for the aggregate amount due upon conversion. It is our intent to settle the principal amount of the 2014 Notes in cash upon conversion. As a result, upon conversion of the 2014 Notes, only the amounts payable in excess of the principal amounts of the 2014 Notes are considered in diluted earnings per share under the treasury stock method.

Cash Redemption at Our Option: We may redeem for cash the 2014 Notes if the last reported sale price of our common stock has been at least 130% of the conversion price (approximately $18.50 per share) for at least 20 trading days during any 30 consecutive trading-day period. The redemption price is the principal amount to be redeemed, plus accrued and unpaid interest.

Cash Repurchase at the Option of the Holder: Upon a change in control or a termination of trading, as defined in the indenture, holders may require us to repurchase for cash all or a portion of their 2014 Notes at a repurchase price equal to the principal amount, plus accrued and unpaid interest, if any.

2027 Notes

In connection with a debt restructure in 2011 (see "Debt Restructure" below), we issued $175 million of the 2027 Notes due June 2027. The initial conversion rate is 91.7431 shares of common stock per $1,000 principal amount or approximately $10.90 per share, and is subject to adjustment upon the occurrence of certain events specified in the indenture.

Conversion Rights: Holders may convert their 2027 Notes under the following circumstances: (1) during any calendar quarter if the closing price of our common stock for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is more than 130% of the conversion price (approximately $14.17 per share); (2) if the 2027 Notes have been called for redemption; (3) if specified distributions or corporate events occur; (4) if the trading price of the 2027 Notes is less than 98% of the product of the closing price of our common stock and the conversion rate of the 2027 Notes during the period specified in the indenture; (5) upon our election to terminate the conversion right of the 2027 Notes; or (6) after March 1, 2027.

Upon conversion, we will pay cash up to the aggregate principal amount and shares of common stock or cash, at our option, for any remaining conversion obligation. As a result of the conversion provisions in the indenture, upon conversion of the 2027 Notes, only the amounts payable in excess of the principal amounts of the 2027 Notes are considered in diluted earnings per share under the treasury stock method.

Cash Redemption at Our Option: We may redeem for cash the 2027 Notes on or after June 1, 2014 at a price equal to the principal amount plus accrued and unpaid interest.

Cash Repurchase at the Option of the Holder: We may be required by the holders of the 2027 Notes to repurchase for cash the 2027 Notes on June 1, 2017. The repurchase price is equal to the principal amount, plus accrued and unpaid interest. Upon a change in control or a termination of trading, as defined in the indenture, we may be required by the holders of the 2027 Notes to repurchase for cash all or a portion of their 2027 Notes at a repurchase price equal to the principal amount plus accrued and unpaid interest.

Termination of Conversion Rights: We may elect to terminate the conversion right of the 2027 Notes if the daily volume weighted average price of our common stock is greater than or equal to 130% of the conversion price (approximately $14.17 per share) for at least 20 trading days during any 30 consecutive trading day period. If we terminate the conversion right prior to June 1, 2014 and any 2027 Notes are converted in connection with the termination, we will pay a make-whole premium equal to the accrued interest as of the conversion date plus the present value of remaining interest that would have been paid through June 1, 2014, discounted using a U.S. Treasury bond with an equivalent term. Subject to the terms of the indenture, we may, at our election, deliver shares of common stock in lieu of cash with respect to this make-whole payment.

2031A and 2031B Notes

On July 26, 2011, we issued $345 million of the 2031A Notes and $345 million of 2031B Notes (collectively referred to as the "2031 Notes"), each due August 2031. The initial conversion rate for the 2031 Notes is 105.2632 shares of common stock per $1,000 principal amount, equivalent to an initial conversion price of approximately $9.50 per share of common stock. Interest is payable in February and August of each year.

Conversion Rights: Holders may convert their 2031 Notes under the following circumstances: (1) during any calendar quarter if the closing price of our common stock for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding calendar quarter is more than 130% of the conversion price of the 2031 Notes (approximately $12.35 per share); (2) if the 2031 Notes are called for redemption; (3) if specified distributions or corporate events occur, as set forth in the indenture for the 2031 Notes; (4) if the trading price of the 2031 Notes is less than 98% of the product of the closing price of our common stock and the conversion rate of the 2031 Notes during the periods specified in the indenture; or (5) at any time after May 1, 2031.

Upon conversion, we will pay cash up to the lesser of the aggregate principal amount and the conversion value and cash, shares of common stock or a combination of cash and shares of common stock, at our option, for any remaining conversion obligations. As a result of the conversion provisions in the indenture, upon conversion of the 2031 Notes, only the amounts payable in excess of the principal amounts of the 2031 Notes are considered in diluted earnings per share under the treasury stock method.

Cash Redemption at Our Option: We may redeem for cash the 2031A Notes on or after August 5, 2013 and the 2031B Notes on or after August 5, 2014 if the last reported sale price of our common stock has been at least 130% of the conversion price (approximately $12.35 per share) for at least 20 trading days during any 30 consecutive trading day period. The redemption price will equal the principal amount plus accrued and unpaid interest. If we redeem the 2031A Notes prior to August 5, 2015, or the 2031B Notes prior to August 5, 2016, we will also pay a make-whole premium in cash equal to the present value of all remaining scheduled payments of interest on the 2031 Notes from the redemption date to August 5, 2015 for the 2031A Notes and through August 5, 2016 for the 2031B Notes, using a discount rate equal to 150 basis points.

Cash Repurchase at the Option of the Holder: We may be required by the holders of the 2031 Notes to repurchase for cash all or a portion of the 2031A Notes on August 1, 2018 and all or a portion of the 2031B Notes on August 1, 2020. The repurchase price is equal to the principal amount, plus accrued and unpaid interest. Upon a change in control or a termination of trading, as defined in the indenture, we may be required by the holders of the 2031 Notes to repurchase for cash all or a portion of their 2031 Notes at a repurchase price equal to the principal amount plus accrued and unpaid interest.

2032C and 2032D Notes

On April 18, 2012, we issued $550 million of the 2032C Notes and $450 million of the 2032D Notes (collectively referred to as the "2032 Notes"), each due May 2032. The initial conversion rate for the 2032C Notes is 103.8907 shares of common stock per $1,000 principal amount, equivalent to an initial conversion price of approximately $9.63 per share of common stock. The initial conversion rate for the 2032D Notes is 100.1803 shares of common stock per $1,000 principal amount, equivalent to an initial conversion price of approximately $9.98 per share of common stock. Interest is payable in May and November of each year.

Conversion Rights: Holders may convert their 2032 Notes under the following circumstances: (1) if the 2032 Notes are called for redemption; (2) during any calendar quarter if the closing price of our common stock for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding calendar quarter is more than 130% of the conversion price (approximately $12.52 per share for the 2032C Notes and $12.97 per share for the 2032D Notes) of the 2032C or 2032D Notes; (3) if the trading price of the 2032C or 2032D Notes is less than 98% of the product of the closing price of our common stock and the conversion rate of the 2032C or 2032D Notes during the periods specified in the indenture; (4) if specified distributions or corporate events occur, as set forth in the indenture for the 2032 Notes; or (5) at any time after February 1, 2032.

We have the option to pay cash, issue shares of common stock or any combination thereof for the aggregate amount due upon conversion. It is our intent to settle the principal amount of the 2032 Notes in cash upon conversion. As a result, upon conversion of the 2032 Notes, only the amounts payable in excess of the principal amounts of the 2032 Notes are considered in diluted earnings per share under the treasury stock method.

Cash Redemption at Our Option: We may redeem for cash the 2032C Notes on or after May 1, 2016 and the 2032D Notes on or after May 1, 2017 if the volume weighted average price of our common stock has been at least 130% of the conversion price (approximately $12.52 per share for the 2032C Notes and $12.97 per share for the 2032D Notes) for at least 20 trading days during any 30 consecutive trading day period. The redemption price will equal the principal amount plus accrued and unpaid interest. If we redeem the 2032C Notes prior to May 4, 2019, or the 2032D Notes prior to May 4, 2021, we will also pay a make-whole premium in cash equal to the present value of all remaining scheduled payments of interest from the redemption date to May 4, 2019 for the 2032C Notes, or to May 4, 2021 for the 2032D Notes, using a discount rate equal to 150 basis points.

Cash Repurchase at the Option of the Holder: We may be required by the holders of the 2032 Notes to repurchase for cash all or a portion of the 2032C Notes on May 1, 2019 and all or a portion of the 2032D Notes on May 1, 2021. The repurchase price is equal to the principal amount plus accrued and unpaid interest. Upon a change in control or a termination of trading, as defined in the indenture, holders of the 2032 Notes may require us to repurchase for cash all or a portion of their 2032 Notes at a repurchase price equal to the principal amount plus accrued and unpaid interest.

2033E and 2033F Notes

On February 12, 2013, we issued $300 million of Convertible Senior Notes due February 2033 (the "2033E Notes") and $300 million of Convertible Senior Notes due February 2033 (the "2033F Notes" and together with the 2033E Notes, the "2033 Notes"). Issuance costs for the 2033 Notes totaled $16 million. The initial conversion rate for the 2033 Notes is 91.4808 shares of common stock per $1,000 principal amount, equivalent to an initial conversion price of approximately $10.93 per share of common stock. Interest is payable in February and August of each year.

Upon issuance of the 2033 Notes, we recorded $526 million of debt, $72 million of additional capital and $14 million of deferred debt issuance costs (included in other noncurrent assets). The amount recorded as debt was based on the fair value of the debt component as a standalone instrument and was determined using an average interest rate for similar nonconvertible debt issued by entities with credit ratings comparable to ours at the time of issuance (Level 2 fair value measurements). The difference between the debt recorded at inception and the principal amount ($31 million for the 2033E Notes and $43 million for the 2033F Notes) is being accreted to principal as interest expense through February 2018 for the 2033E Notes and February 2020 for the 2033F Notes, the expected life of the notes.

Conversion Rights: Holders may convert their 2033 Notes under the following circumstances: (1) if the 2033 Notes are called for redemption; (2) during any calendar quarter if the closing price of our common stock for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding calendar quarter is more than 130% of the conversion price (approximately $14.21 per share) of the 2033 Notes; (3) if the trading price of the 2033 Notes is less than 98% of the product of the closing price of our common stock and the conversion rate of the 2033 Notes during the periods specified in the indenture; (4) if specified distributions or corporate events occur, as set forth in the indenture for the 2033 Notes; or (5) at any time after November 15, 2032.

Upon conversion, we will pay cash equal to the lesser of the aggregate principal amount and the conversion value of the notes being converted and cash, shares of common stock or a combination of cash and shares of common stock, at our option, for any remaining conversion obligation. As a result, upon conversion of the 2033 Notes, only the amounts payable in excess of the principal amounts of the 2033 Notes are considered in diluted earnings per share under the treasury stock method.

Cash Redemption at Our Option: We may redeem for cash the 2033E Notes on or after February 20, 2018 and the 2033F Notes on or after February 20, 2020. The redemption price will equal the principal amount plus accrued and unpaid interest.

Cash Repurchase at the Option of the Holder: We may be required by the holders of the 2033 Notes to repurchase for cash all or a portion of the 2033E Notes on February 15, 2018 and on February 15, 2023 and all or a portion of the 2033F Notes on February 15, 2020 and on February 15, 2023. The repurchase price is equal to the principal amount plus accrued and unpaid interest. Upon a change in control or a termination of trading, as defined in the indenture, holders of the 2033 Notes may require us to repurchase for cash all or a portion of their 2033 Notes at a repurchase price equal to the principal amount plus accrued and unpaid interest.

Other Notes Payable

On August 27, 2013, we borrowed $312 million under a four-year term loan, collateralized by a security interest in certain production equipment. Principal is payable in equal quarterly installments, commencing on November 27, 2013. Interest accrues at a variable rate equal to the three-month London Interbank Offered Rate (“LIBOR”) rate plus a margin of 3.25% per annum, payable quarterly in arrears. Also on August 27, 2013, we entered into a variable-for-fixed interest rate swap calculated on an aggregate notional amount equal to the scheduled outstanding balance of the loan. The interest rate swap effectively fixed the rate at 4.2% per annum. The facility agreement contains customary covenants, limitations or restrictions our ability to create liens or dispose of the equipment securing the facility agreement. The facility also contains a covenant requiring us to ensure that the ratio of the outstanding loan to the fair market value of the equipment that secures the loan does not exceed 0.8 to 1.0. If such ratio is exceeded, we are required to grant a charge over additional equipment and/or prepay the loan in an amount sufficient to reduce such ratio to 0.8 to 1.0 or less. The facility agreement also contains customary events of default which could result in the acceleration of all amounts and cancellation of all commitments under the facility agreement. As of August 29, 2013, the outstanding balance was $309 million.

On October 2, 2012, we entered into a facility agreement to obtain financing collateralized by semiconductor production equipment.  Subject to customary conditions, we could draw up to $214 million under the facility agreement.  Amounts drawn are payable in 10 equal semi-annual installments beginning six months after the draw date.  On October 18, 2012, we drew $173 million with interest at 2.4% per annum.  On January 31, 2013, we drew the remaining $41 million with interest at 2.4% per annum. The facility agreement contains customary covenants and events of default. As of August 29, 2013, the outstanding balance was $191 million.

On July 31, 2013, in connection with our acquisition of the Elpida Companies and purchase of the Rexchip shares from Powerchip, we recorded a note payable of $120 million, which is collateralized by building and certain production equipment.  The note is denominated in New Taiwan dollars. Principal on the note is payable in equal quarterly installments through May 2016 and accrued interest is payable monthly. Interest accrues at a variable rate of 0.85% above the secondary market rate for 90-day New Taiwan dollar commercial paper, subject to a minimum interest rate of 2.50% per annum. As of August 29, 2013, the outstanding balance was $110 million.

In connection with the IM Flash joint venture agreements, on April 6, 2012, we borrowed $65 million under a two-year senior unsecured promissory note from Intel, payable in approximately equal quarterly installments with interest at a rate of three-month LIBOR minus 50 basis points. The proceeds of the loan are to be used to fund purchases of equipment relating to the research and development or manufacturing of certain emerging memory technologies. As of August 29, 2013, the outstanding balance was $25 million. (See "Consolidated Variable Interest Entities – IM Flash" note.)

Revolving Credit Facilities

On September 5, 2012, we entered into a three-year revolving credit facility. Under this credit facility, we can draw up to the lesser of $255 million or 80% of the net outstanding balance of certain trade receivables. Amounts drawn would be collateralized by a security interest in such receivables. The availability of the facility is subject to certain customary conditions, including the absence of any event or circumstance that has a material adverse effect on our business or financial condition. The revolving credit facility contains customary covenants and a repayment provision in the event that the maximum aging of the receivables exceeds a specified threshold. Interest is payable monthly on any outstanding principal balance at a variable rate equal to the 30-day Singapore Interbank Offering Rate plus 2.8% per annum. As of August 29, 2013, we had not drawn any of the $255 million available under this facility.

On June 27, 2013, we entered into a senior secured three-year revolving credit facility, collateralized by a security interest in certain trade receivables. Under this facility, we can draw up to 85% of the net outstanding balance of certain trade receivables, subject to certain adjustments, including an availability block that has the effect of limiting the maximum committed draw amount to approximately $153 million. The revolving credit facility contains customary covenants and conditions, including as a funding condition the absence of any event or circumstance that has a material adverse effect on our business or financial condition.  Generally, interest is payable on any outstanding principal balance at a variable rate equal to the LIBOR plus a spread from 1.5% to 2.0%, or at our option, at a rate equal to an alternate base rate (defined as the highest of (1) the prime rate, (2) one-month LIBOR plus 1.0% or (3) the Federal Funds Effective Rate) plus a spread from 0.5% to 1.0%.  In either case, the spread added to the applicable interest rate basis varies depending upon the amount of the monthly average undrawn availability under the facility. As of August 29, 2013, we had not drawn any of the $153 million available under this facility.

2013 Notes Conversion

In 2012, we provided a written notice that we would redeem our 2013 convertible senior notes on June 4, 2012. As of June 4, 2012, the entire $139 million of principal amount of the 2013 Notes had been converted by holders into 27.3 million shares. We were required to pay a make-whole premium of $9 million, which is reflected in interest expense.

Debt Restructure

On February 12, 2013, we repurchased $464 million of aggregate principal amount of our 2014 Notes for $477 million in privately negotiated transactions. The liability and equity components of the 2014 Notes were stated separately pursuant to the accounting standards for convertible debt instruments that may be fully or partially settled in cash upon conversion. Accordingly, the repurchase resulted in the derecognition of $431 million in debt for the principal amount (net of $33 million of debt discount) and $15 million in additional capital for the equity component. We recognized a charge of $31 million associated with the early repurchase, based on the estimated $462 million fair value of the debt component and the $431 million carrying value (net of unamortized discount) of the notes repurchased. The fair value of the debt component was estimated using an interest rate for non-convertible debt, with terms similar to the debt component of the 2014 Notes on a stand-alone basis issued by entities with credit ratings similar to ours at the repurchase date (Level 2 fair value measurements).

In the first quarter of 2011, in connection with a series of debt restructure transactions with certain holders of our convertible notes, we recognized a loss of $111 million as follows:

•	$15 million on the exchange of $175 million in aggregate principal amount of our 2014 Notes for $175 million in aggregate principal amount of new 2027 Notes;

•	$17 million (including transaction fees) on the repurchase of $176 million in aggregate principal amount of our 2014 Notes for $171 million in cash; and

•	$79 million (including transaction fees) on the repurchase of $91 million in aggregate principal amount of our 2013 Notes for $166 million in cash.

Maturities of Notes Payable and Future Minimum Lease Payments

As of August 29, 2013, maturities of notes payable, including the Elpida Creditor Installment Payments, and future minimum lease payments under capital lease obligations were as follows:

As of August 29, 2013	Notes Payable	Capital Lease Obligations
2014	$1,203	$449
2015	367	349
2016	356	307
2017	500	85
2018	869	41
2019 and thereafter	2,263	135
Discounts and interest, respectively	(773)	(114)
	$4,785	$1,252

Commitments

As of August 29, 2013, we had commitments of approximately $775 million for the acquisition of property, plant and equipment.  We lease certain facilities and equipment under operating leases.  Total rental expense was $41 million, $48 million and $69 million for 2013, 2012 and 2011, respectively.  As of August 29, 2013, minimum future rental commitments are as follows:

As of August 29, 2013	Operating Lease Commitments
2014	$22
2015	14
2016	12
2017	11
2018	10
2019 and thereafter	37
$106

Contingencies

We have accrued a liability and charged operations for the estimated costs of adjudication or settlement of various asserted and unasserted claims existing as of the balance sheet date, including those described below. We are currently a party to other legal actions arising from the normal course of business, none of which is expected to have a material adverse effect on our business, results of operations or financial condition.

Patent Matters

As is typical in the semiconductor and other high technology industries, from time to time others have asserted, and may in the future assert, that our products or manufacturing processes infringe their intellectual property rights.

We are engaged in litigation with Rambus, Inc. ("Rambus") relating to certain of Rambus' patents and certain of our claims and defenses. Our lawsuits with Rambus related to patent matters are pending in the U.S. District Court for the District of Delaware, U.S. District Court for the Northern District of California, Germany, France, and Italy. On August 28, 2000, we filed a complaint against Rambus in the U.S. District Court for the District of Delaware seeking declaratory and injunctive relief. The complaint alleges, among other things, various anticompetitive activities and also seeks a declaratory judgment that certain Rambus patents are invalid and/or unenforceable. Rambus subsequently filed an answer and counterclaim in Delaware alleging, among other things, infringement of twelve Rambus patents and seeking monetary damages and injunctive relief. We subsequently added claims and defenses based on Rambus' alleged spoliation of evidence and litigation misconduct. The spoliation and litigation misconduct claims and defenses were heard in a bench trial before Judge Robinson in October 2007. On January 9, 2009, Judge Robinson entered an opinion in our favor holding that Rambus had engaged in spoliation and that the twelve Rambus patents in the suit were unenforceable against us. Rambus subsequently appealed the decision to the U.S. Court of Appeals for the Federal Circuit. On May 13, 2011, the Federal Circuit affirmed Judge Robinson's finding of spoliation, but vacated the dismissal sanction and remanded the case to the Delaware District Court for analysis of the remedy based on the Federal Circuit's decision. On January 2, 2013, Judge Robinson entered a new opinion in our favor holding that Rambus had engaged in spoliation, that Rambus' spoliation was done in bad faith, that the spoliation prejudiced us, and that the appropriate sanction was to declare the twelve Rambus patents in the suit unenforceable against us.  On March 27, 2013, Rambus filed a notice of appeal to the U.S. Court of Appeals for the Federal Circuit. Separately, on January 13, 2006, Rambus filed a lawsuit against us in the U.S. District Court for the Northern District of California alleging that certain of our DDR2, DDR3, RLDRAM and RLDRAM II products infringe as many as fourteen Rambus patents and seeking monetary damages, treble damages, and injunctive relief. The Northern District of California Court stayed the trial of the patent phase of the Northern District of California case upon appeal of the Delaware spoliation issue to the Federal Circuit.

On September 1, 2011, HSM Portfolio LLC and Technology Properties Limited LLC filed a patent infringement action in the U.S. District Court for the District of Delaware against us and seventeen other defendants, including Elpida Memory, Inc. and Elpida Memory (USA) Inc. (collectively "Elpida"). The complaint alleges that certain of our DRAM and image sensor products infringe two U.S. patents and that certain Elpida DRAM products infringe two U.S. patents and seeks damages, attorneys' fees, and costs. On March 23, 2012, Elpida filed a Notice of Filing and Hearing on Petition Under Chapter 15 of the U.S. Bankruptcy Code and Issuance of Provisional Relief that included an order of the U.S. Bankruptcy Court for the District of Delaware staying judicial proceedings against Elpida. Accordingly, the plaintiffs' case against Elpida is stayed. On August 21, 2013, the Court granted a motion by the plaintiffs to amend the complaint to assert two additional patents against us and one additional patent against Elpida.

On September 9, 2011, Advanced Data Access LLC filed a patent infringement action in the U.S. District Court for the Eastern District of Texas (Tyler) against us and seven other defendants. On November 16, 2011, Advanced Data Access filed an amended complaint. The amended complaint alleged that certain of our DRAM products infringed two U.S. patents and sought injunctive relief, damages, attorneys' fees, and costs. On March 20, 2013, we executed a settlement agreement resolving this litigation. The settlement amount did not have a material effect on our business, results of operations or financial condition.

On September 14, 2011, Smart Memory Solutions LLC filed a patent infringement action in the U.S. District Court for the District of Delaware against us and Winbond Electronics Corporation of America.  The complaint alleged that certain of our NOR Flash products infringed a single U.S. patent and sought injunctive relief, damages, attorneys' fees, and costs. On March 20, 2013, we executed a settlement agreement resolving this litigation. The settlement amount did not have a material effect on our business, results of operations or financial condition.

On December 5, 2011, the Board of Trustees for the University of Illinois filed a patent infringement action against us in the U.S. District Court for the Central District of Illinois. The complaint alleges that unspecified semiconductor products of ours infringe three U.S. patents and seeks injunctive relief, damages, attorneys' fees, and costs. We have filed three petitions for inter-partes review by the Patent and Trademark Office, challenging the validity of each of the patents in suit. The District Court has stayed the litigation pending the outcome of the inter-partes review by the Patent Office.

On March 26, 2012, Semiconductor Technologies, LLC filed a patent infringement action in the U.S. District Court for the Eastern District of Texas (Marshall) against us. The complaint alleged that certain of our DRAM products infringed five U.S. patents and sought injunctive relief, damages, attorneys' fees, and costs. On March 20, 2013, we executed a settlement agreement resolving this litigation. The settlement amount did not have a material effect on our business, results of operations or financial condition.

On April 27, 2012, Semcon Tech, LLC filed a patent infringement action against us in the U.S. District Court for the District of Delaware. The complaint alleges that our use of various chemical mechanical planarization systems purchased from Applied Materials and others infringes a single U.S. patent and seeks injunctive relief, damages, attorneys' fees, and costs. On September 24, 2013, the Court entered an order staying our case pending the resolution of co-pending cases brought by Semcon Tech, LLC against Applied Materials and Ebara Technologies, Inc.

On December 7, 2007, Tessera, Inc. filed a patent infringement against Elpida Memory, Inc., Elpida Memory (USA) Inc. (collectively "Elpida"), and numerous other defendants, in the United States District Court for the Eastern District of Texas. The complaint alleges that certain Elpida products infringe four U.S. patents and seeks injunctive relief, damages, attorneys' fees, and costs. Prior to answering the complaint, Elpida and other defendants filed motions to stay the case pending final resolution of a case before the International Trade Commission ("ITC") against Elpida and other respondents, alleging infringement of the same patents asserted in the Eastern District of Texas case (In The Matter of Certain Semiconductor Chips with Minimized Chip Package Size and Products Containing Same (III), ITC No. 337-TA-630 (the "ITC Action")). On February 25, 2008, the Eastern District of Texas Court granted the defendants' motion to stay the action. On December 29, 2009, the ITC issued a Notice of Final Determination in the ITC Action finding no violation by Elpida. Tessera Inc. subsequently appealed the matter to the U.S. Court of Appeals for the Federal Circuit. On May 23, 2011, the Federal Circuit affirmed the ITC's Final Determination. The Eastern District of Texas case currently remains stayed.

Among other things, the above lawsuits pertain to certain of our SDRAM, DDR, DDR2, DDR3, RLDRAM, NAND Flash, NOR Flash and image sensor products, which account for a significant portion of our net sales.

We are unable to predict the outcome of assertions of infringement made against us and therefore cannot estimate the range of possible loss, except as noted in the discussion of the Advanced Data Access LLC, Smart Memory Solutions LLC and Semiconductor Technologies, LLC matters above. A court determination that our products or manufacturing processes infringe the intellectual property rights of others could result in significant liability and/or require us to make material changes to our products and/or manufacturing processes. Any of the foregoing could have a material adverse effect on our business, results of operations or financial condition.

Antitrust Matters

On May 5, 2004, Rambus filed a complaint in the Superior Court of the State of California (San Francisco County) against us and other DRAM suppliers which alleged that the defendants harmed Rambus by engaging in concerted and unlawful efforts affecting Rambus DRAM by eliminating competition and stifling innovation in the market for computer memory technology and computer memory chips.  Rambus' complaint alleged various causes of action under California state law including, among other things, a conspiracy to restrict output and fix prices, a conspiracy to monopolize, intentional interference with prospective economic advantage, and unfair competition. Rambus sought a judgment for damages of approximately $3.9 billion, joint and several liability, trebling of damages awarded, punitive damages, a permanent injunction enjoining the defendants from the conduct alleged in the complaint, interest, and attorneys' fees and costs. Trial began on June 20, 2011, and the case went to the jury on September 21, 2011. On November 16, 2011, the jury found for us on all claims. On April 2, 2012, Rambus filed a notice of appeal to the California 1st District Court of Appeal.

At least sixty-eight purported class action price-fixing lawsuits have been filed against us and other DRAM suppliers in various federal and state courts in the United States and in Puerto Rico on behalf of indirect purchasers alleging a conspiracy to increase DRAM prices in violation of federal and state antitrust laws and state unfair competition law, and/or unjust enrichment relating to the sale and pricing of DRAM products during the period from April 1999 through at least June 2002. The complaints seek joint and several damages, trebled, in addition to restitution, costs and attorneys' fees. A number of these cases were removed to federal court and transferred to the U.S. District Court for the Northern District of California for consolidated pre-trial proceedings. In July, 2006, the Attorneys General for approximately forty U.S. states and territories filed suit in the U.S. District Court for the Northern District of California. The complaints allege, among other things, violations of the Sherman Act, Cartwright Act, and certain other states' consumer protection and antitrust laws and seek joint and several damages, trebled, as well as injunctive and other relief. On October 3, 2008, the California Attorney General filed a similar lawsuit in California Superior Court, purportedly on behalf of local California government entities, alleging, among other things, violations of the Cartwright Act and state unfair competition law. On June 23, 2010, we executed a settlement agreement resolving these purported class-action indirect purchaser cases and the pending cases of the Attorneys General relating to alleged DRAM price-fixing in the United States. Subject to certain conditions, including final court approval of the class settlements, we agreed to pay approximately $67 million in aggregate in three equal installments over a two-year period. We had paid the full amount into an escrow account by the end of the first quarter of 2013 in accordance with the settlement agreement.

Three putative class action lawsuits alleging price-fixing of DRAM products also have been filed against us in Quebec, Ontario, and British Columbia, Canada, on behalf of direct and indirect purchasers, asserting violations of the Canadian Competition Act and other common law claims (collectively the "Canadian Cases").  The claims were initiated between December 2004 (British Columbia) and June 2006 (Quebec). The plaintiffs seek monetary damages, restitution, costs, and attorneys' fees. The substantive allegations in these cases are similar to those asserted in the DRAM antitrust cases filed in the United States.  Plaintiffs' motion for class certification was denied in the British Columbia and Quebec cases in May and June 2008, respectively.  Plaintiffs subsequently filed an appeal of each of those decisions.  On November 12, 2009, the British Columbia Court of Appeal reversed, and on November 16, 2011, the Quebec Court of Appeal also reversed the denial of class certification and remanded the cases for further proceedings. On October 16, 2012, we entered into a settlement agreement resolving these three putative class action cases subject to certain conditions including final court approval of the settlement. The settlement amount did not have a material effect on our business, results of operations or financial condition.

On June 21, 2010, the Brazil Secretariat of Economic Law of the Ministry of Justice ("SDE") announced that it had initiated an investigation relating to alleged anticompetitive activities within the DRAM industry. The SDE's Notice of Investigation names various DRAM manufacturers and certain executives, including us, and focuses on the period from July 1998 to June 2002.

We are unable to predict the outcome of these matters and therefore cannot estimate the range of possible loss, except as noted in the U.S. indirect purchaser cases and the Canadian Cases above. The final resolution of these alleged violations of antitrust laws could result in significant liability and could have a material adverse effect on our business, results of operations or financial condition.

Securities Matters

On July 12, 2013, seven former shareholders of Elpida Memory, Inc. (“Elpida”) filed a complaint against Messrs. Sakamoto, Adachi, Gomi, Shirai, Tsay-Jiu, Wataki, Kinoshita, and Takahasi in their capacity as members of the board of directors of Elpida as of February 2013. The complaint alleges that the defendants engaged in various acts and misrepresentations to hide the financial condition of Elpida and deceive shareholders prior to Elpida filing a petition for corporate reorganization on February 27, 2013. The plaintiffs seek joint and several damages equal to the market value of shares owned by each of the plaintiffs on February 23, 2013, along with attorneys’ fees and interest. At a hearing on September 25, 2013, the plaintiffs withdrew the complaint against Mr. Tsay-Jiu.

We are unable to predict the outcome of this matter and therefore cannot estimate the range of possible loss.  The final resolution of this matter could result in significant liability and could have a material adverse effect on our business, results of operations or financial condition.

Commercial Matters

On January 20, 2011, Dr. Michael Jaffé, administrator for Qimonda AG ("Qimonda") insolvency proceedings, filed suit against us and Micron Semiconductor B.V., our Netherlands subsidiary, in the District Court of Munich, Civil Chamber. The complaint seeks to void under Section 133 of the German Insolvency Act a share purchase agreement between us and Qimonda signed in fall 2008 pursuant to which we purchased all of Qimonda's shares of Inotera Memories, Inc. and seeks an order requiring us to retransfer the Inotera shares purchased from Qimonda to the Qimonda estate. The complaint also seeks to terminate under Sections 103 or 133 of the German Insolvency Code a patent cross license between us and Qimonda entered into at the same time as the share purchase agreement. A three-judge panel will render a decision after a series of hearings with pleadings, arguments and witnesses. Hearings were held on September 25, 2012, February 5, 2013, June 11, 2013 and July 2, 2013. An additional hearing is scheduled for November 12, 2013. We are unable to predict the outcome of this lawsuit and therefore cannot estimate the range of possible loss. The final resolution of this lawsuit could result in the loss of the Inotera shares or equivalent monetary damages and the termination of the patent cross license, which could have a material adverse effect on our business, results of operation or financial condition. As of August 29, 2013, the Inotera shares purchased from Qimonda had a carrying value of $190 million.

Other

In the normal course of business, we are a party to a variety of agreements pursuant to which we may be obligated to indemnify the other party. It is not possible to predict the maximum potential amount of future payments under these types of agreements due to the conditional nature of our obligations and the unique facts and circumstances involved in each particular agreement. Historically, our payments under these types of agreements have not had a material adverse effect on our business, results of operations or financial condition.

Shareholders' Equity

Repurchase of Common Stock

On July 26, 2011, we paid $150 million to repurchase 19.7 million shares of our common stock at $7.60 per share.

Capped Calls

Issued and Outstanding Capped Calls: In July 2011, we entered into capped call transactions (the "2031 Capped Calls") that have an initial strike price which was set to equal, subject to certain adjustments, the initial conversion price of the 2031 Notes. The 2031 Capped Calls are in four equal tranches. In April 2012, we entered into capped call transactions (the "2032C Capped Calls" and "2032D Capped Calls," collectively the "2032 Capped Calls") that have an initial strike price which was set to be, subject to certain adjustments, slightly higher than the initial conversion prices of the 2032C Notes and the 2032D Notes.  The 2032C and 2032D Capped Calls are each in four tranches. On February 6, 2013 and February 12, 2013, we entered into capped call transactions (the "2033E Capped Calls" and "2033F Capped Calls," collectively the "2033 Capped Calls") that have an initial strike price which was set to equal, subject to certain adjustments, the initial conversion price of the 2033 Notes.  We paid $57 million, $103 million and $48 million, to purchase the 2031, 2032 and 2033 Capped Calls, respectively. The capped calls transactions are considered capital transactions and the related cost was recorded as a charge to additional capital. The 2031, 2032 and 2033 Capped Calls are intended to reduce the effect of potential dilution upon conversion of the 2031, 2032 and 2033 Notes, respectively and may be settled in shares or cash, at our election.

The following table presents information related to the issued and outstanding capped calls as of August 29, 2013.

Capped Calls				Strike Price[1]	Cap Price Range		Common Shares Covered	Value at Expiration[2]
	Expiration Dates				Low	High		Minimum	Maximum
2031	Jul 2014	-	Feb 2016	$9.50	$11.40	$13.17	72.6	$—	$207
2032C	May 2016	-	Nov 2017	9.80	14.26	15.69	56.3	—	307
2032D	Nov 2016	-	May 2018	10.16	14.62	16.04	44.3	—	244
2033E	Jan 2018	-	Feb 2018	10.93	14.51	14.51	27.5	—	98
2033F	Jan 2020	-	Feb 2020	10.93	14.51	14.51	27.5	—	98
							228.2	$—	$954
1    Initial strike prices are subject to certain adjustments

[2]
Settlement in cash on the respective expiration dates would result in us receiving an amount ranging from zero, if the market price per share of our common stock is at or below the respective low strike price, to the respective maximum amount if the market price per share of our common stock is at or above the respective high cap price. If share settlement were elected, the number of shares repurchased would be determined by the value of the capped calls at the time of settlement divided by the share price on the settlement date.

Settlement of Capped Calls: Concurrent with the issuance in April 2009 of our 4.25% Convertible Senior Notes due 2013, we entered into capped call transactions (the "2013 Capped Calls") covering approximately 45.2 million shares of common stock with an initial strike price of approximately $5.08 per share and a cap price of $6.64 per share.  The 2013 Capped Calls expired in October 2012 and November 2012.  We elected cash settlement and received $24 million in 2013.

Concurrent with the offering of the 2014 Notes, we purchased capped calls with a strike price of approximately $14.23 per share and various expiration dates between November 2011 and December 2012 (the "2014 Capped Calls").  In the first six months of 2012, 2014 Capped Calls covering 30.4 million shares expired according to their terms.  In April 2012, we settled the remaining 2014 Capped Calls, covering 60.9 million shares, and received a de minimis payment.

Accumulated Other Comprehensive Income (Loss)

The components of accumulated other comprehensive income (loss), net of tax, attributable to Micron shareholders at the end of each year, as well as other comprehensive income for the year ended August 29, 2013, were as follows:

	As of August 30, 2012	Other Comprehensive Income (Loss)	As of August 29, 2013
Cumulative foreign currency translation adjustments	$49	$(5)	$44
Gain (loss) on derivatives, net	31	(10)	21
Gain (loss) on investments, net	1	(1)	—
Pension liability adjustments	(1)	(1)	(2)
Accumulated other comprehensive income	$80	$(17)	$63

Derivative Financial Instruments

We are exposed to currency exchange rate risk for monetary assets and liabilities held or denominated in foreign currencies, primarily the euro, shekel, Singapore dollar and yen.  We are also exposed to currency exchange rate risk for capital expenditures and operating cash flows, primarily denominated in the euro and yen.  In connection with the Elpida Installment Payments, we are exposed to significant currency exchange rate risk for the yen. Additionally, we are exposed to interest rate fluctuation risk on our four-year note payable, under which we borrowed $312 million on August 27, 2013 at a variable interest rate. We use derivative instruments to manage a portion of our exposures to changes in currency exchange rates and variable interest rates.  For exposures associated with our monetary assets and liabilities, our primary objective in entering into currency derivatives is to reduce the volatility that changes in currency exchange rates have on our earnings.  For exposures associated with our capital expenditures and operating cash flows, our primary objective of entering into currency derivatives is to reduce the volatility that changes in currency exchange rates have on future cash flows. For exposures associated with our yen-denominated Elpida Installment Payments, our primary objective for entering into currency derivatives is to mitigate risks if those currencies strengthen relative to the U.S. dollar, while preserving some ability for us to benefit if those currencies weaken. For exposures associated with our variable-rate debt, our primary objective is to reduce the volatility that changes in interest rates have on interest expense.

Our currency derivatives consist primarily of forward contracts and currency options and our interest rate derivative consists of interest rate swap agreements.  These derivatives expose us to credit risk to the extent the counterparties may be unable to meet the terms of the derivative instrument.  As of August 29, 2013, our maximum exposure to loss due to credit risk if counterparties fail completely to perform according to the terms of the contracts, was generally equal to the fair value of our assets for these contracts as listed in the tables below.  We seek to mitigate such risk by limiting our counterparties to major financial institutions and by spreading risk across multiple major financial institutions.  In addition, we monitor the potential risk of loss with any one counterparty resulting from this type of credit risk on an ongoing basis.  We also seek to mitigate risk through master netting arrangements (see "Master Netting Arrangements" below).

We have the following risk management programs:

Derivatives without Hedge Accounting Designation

We utilize a rolling hedge strategy with currency forward contracts that generally mature within 35 days to hedge our exposure to changes in currency exchange rates from our monetary assets and liabilities.  At the end of each reporting period, monetary assets and liabilities held or denominated in currencies other than the U.S. dollar are remeasured in U.S. dollars and the associated outstanding forward contracts are marked-to-market.  Currency forward contracts are valued at fair values based on the middle of bid and ask prices of dealers or exchange quotations (Level 2 fair value measurements). Currency options are valued at their fair value using a modified Black-Scholes option valuation model using inputs of the current spot rate, strike price, risk-free interest rate, maturity, volatility and credit-risk spread (Level 2 fair value measurements).  These options are marked-to-market at the end of each reporting period. Realized and unrealized gains and losses on derivative instruments without hedge accounting designation as well as the change in the underlying monetary assets and liabilities due to changes in currency exchange rates are included in other non-operating income (expense).

In connection with the currency exchange rate risk associated with our acquisition of Elpida and the Rexchip shares from the Powerchip Group, we entered into currency exchange transactions (the "Elpida Hedges" and the "Rexchip Hedges" and, together, the "Elpida Acquisition Hedges"). The Elpida Acquisition Hedges were not designated for hedge accounting and were remeasured at fair value each period with gains and losses reflected in other non-operating income (expense). We recorded losses from the Elpida Acquisition Hedges in 2013 of $228 million and gains in 2012 of $8 million. To mitigate the risk that increases in exchange rates have on the payments due in 2014 and 2015, we entered into forward contracts to purchase 20 billion yen on November 28, 2014 and 10 billion yen on November 27, 2015.

We entered into interest rate swap contracts that mature in 4 years to hedge against the variability of future interest payments due on our $312 million floating rate debt. We designated 80% of the swaps as cash flow hedges and the remaining 20% were not designated for hedge accounting treatment. Changes in the fair value of the undesignated portion are included in interest income (expense). The fair values of the interest rate swaps are calculated by discounting the expected future cash flows based on inputs that are readily available in publicly quoted markets (Level 2 fair value measurements).

Total gross notional amounts and fair values for currency derivatives and interest rate swaps without hedge accounting designation were as follows:

	Notional Amount (in U.S. Dollars)		Fair Value of
			Current Assets(1)	Noncurrent Assets(2)	(Current Liabilities)(3)
As of August 29, 2013
Currency forward contracts:
Yen	$336		$1	$3	$—
Singapore dollar	218		—	—	—
Euro	217		1	—	(1)
Shekel	78		—	—	(1)
Currency options:
New Taiwan dollar	351		—	—	—
Interest rate swap contracts	62		—	—	—
	$1,262		$2	$3	$(2)

As of August 30, 2012
Forward contracts:
Singapore dollar	$251		$—	$—	$(1)
Euro	173		2	—	(1)
Shekel	65		—	—	(1)
Yen	18		—	—	—
Currency options:
Yen	5,050	(4)	57	—	—
New Taiwan dollar	342		2	—	—
	$5,899		$61	$—	$(3)

(1)	Included in receivables - other.

(2)	Included in other noncurrent assets.

(3)	Included in accounts payable and accrued expenses - other.

(4)	Notional amount includes purchased options of $2,527 million and sold options of $2,523 million for the Elpida Hedges.

For currency forward contracts and options without hedge accounting designation, we recognized net losses of $222 million for 2013, net losses of $17 million for 2012 and net gains of $21 million for 2011, which were included in other non-operating income (expense).

Derivatives with Cash Flow Hedge Accounting Designation

We utilize currency forward contracts that generally mature within 12 months and currency options that generally mature from 12 to 18 months to hedge our exposure to changes in cash flows from changes in currency exchange rates for certain capital expenditures and forecasted operating cash flows.  Currency forward contracts are valued at their fair values based on market-based observable inputs including currency exchange spot and forward rates, interest rate and credit risk spread (Level 2 fair value measurements).  Currency options are valued at their fair value using a modified Black-Scholes option valuation model using inputs of the current spot rate, strike price, risk-free interest rate, maturity, volatility and credit-risk spread (Level 2 fair value measurements). We entered into interest rate swap contracts that mature in 4 years to hedge against the variability in future interest payments due on our $312 million floating rate debt and designated 80% of the swaps as cash flow hedges. The fair values of the interest rate swaps have been calculated by discounting the expected future cash flows based on inputs that are readily available in publicly quoted markets (Level 2 fair value measurements).

For derivatives designated as cash flow hedges, the effective portion of the realized and unrealized gain or loss on the derivatives is included as a component of accumulated other comprehensive income (loss).  For derivatives hedging capital expenditures, the amounts in accumulated other comprehensive income (loss) for these cash flow hedges are reclassified into earnings in the same line items of the consolidated statements of operation and in the same periods in which the underlying transactions affect earnings. Amounts in accumulated other comprehensive income (loss) for inventory purchases are reclassified to earnings when inventory is sold. Amounts in accumulated other comprehensive income (loss) for interest rate swaps are reclassified to earnings when the related interest payments affect earnings. The ineffective or excluded portion of the realized and unrealized gain or loss is included in other non-operating income (expense).  Total gross notional amounts and fair values for derivatives with cash flow hedge accounting designation were as follows:

	Notional Amount (in U.S. Dollars)	Fair Value of
		Current Assets(1)	(Current Liabilities)(2)
As of August 29, 2013
Currency forward contracts:
Yen	$6	$—	$(1)
Euro	6	—	—
Currency options:
Yen	21	—	(2)
Interest swap contracts:	250	—	—
	$283	$—	$(3)
As of August 30, 2012
Currency forward contracts:
Yen	$108	$2	$—
Euro	35	—	—
Currency options:
Yen	32	—	$—
	$175	$2	$—

(1)	Included in receivables - other.

(2)	Included in accounts payable and accrued expenses - other.

For 2013, 2012 and 2011, we recognized $8 million of net pre-tax derivative losses, $9 million of net derivative losses and $49 million of net derivative gains, respectively, in accumulated other comprehensive income (loss) from the effective portion of cash flow hedges.  The ineffective and excluded portions of cash flow hedges recognized in other non-operating income (expense) were not significant in 2013, 2012 or 2011.  In 2013 and 2012, $1 million and $9 million, respectively, of net gains were reclassified from accumulated other comprehensive income (loss) to earnings. As of August 29, 2013, the amount of pre-tax net derivative gains included in accumulated other accumulated comprehensive income (loss) expected to be reclassified into earnings in the next 12 months was $4 million.

Master Netting Arrangements

We seek to enter into master netting arrangements to mitigate credit risk in derivative transactions. These master netting arrangements allow us and our counterparties to net settle amounts owed to each other. Derivative assets and liabilities that can be net settled under these arrangements have been presented in our consolidated balance sheet on a net basis. The following table presents the gross amounts of our derivative assets and liabilities and the net amounts recorded in our consolidated balance sheet:

As of August 29, 2013	Current Assets(1)	Noncurrent Assets(2)	(Current Liabilities)(3)
Gross amount	$2	$3	$(5)
Gross amounts offset in the statement of financial position	(1)	—	1
Net amounts presented in the statement of financial position	$1	$3	$(4)
(1) Included in receivables - other.
(2) Included in other noncurrent assets.
(3) Included in accounts payable and accrued expenses - other.

Fair Value Measurements

Accounting standards establish three levels of inputs that may be used to measure fair value: quoted prices in active markets for identical assets or liabilities (referred to as Level 1), inputs other than Level 1 that are observable for the asset or liability either directly or indirectly (referred to as Level 2) and unobservable inputs to the valuation methodology that are significant to the measurement of fair value of assets or liabilities (referred to as Level 3).

Fair Value Measurements on a Recurring Basis

All marketable debt and equity investments are classified as available-for-sale and are carried at fair value. Assets measured at fair value on a recurring basis were as follows:

As of	2013				2012
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Cash equivalents:
Money market funds	$1,188	$—	$—	$1,188	$2,159	$—	$—	$2,159
Certificates of deposit	—	38	—	38	—	27	—	27
Commercial paper	—	35	—	35	—	29	—	29
Government securities	—	—	—	—	—	5	—	5
	1,188	73	—	1,261	2,159	61	—	2,220
Short-term investments:
Corporate bonds	—	112	—	112	—	31	—	31
Government securities	—	72	—	72	—	51	—	51
Commercial paper	—	26	—	26	—	10	—	10
Certificates of deposit	—	9	—	9	—	4	—	4
Asset-backed securities	—	2	—	2	—	4	—	4
	—	221	—	221	—	100	—	100
Long-term marketable investments:
Corporate bonds	—	302	—	302	—	203	—	203
Government securities	—	96	—	96	—	88	—	88
Asset-backed securities	—	95	—	95	—	73	—	73
Marketable equity securities	6	—	—	6	5	5	—	10
	6	493	—	499	5	369	—	374
Restricted cash:
Certificates of deposit	—	302	—	302	—	—	—	—
	—	302	—	302	—	—	—	—

	$1,194	$1,089	$—	$2,283	$2,164	$530	$—	$2,694

Government securities consist of securities issued directly by or deemed to be guaranteed by government entities such as U.S and non U.S. agency securities, government bonds and treasury securities. Level 2 securities are valued using information obtained from pricing services, which obtain quoted market prices for similar instruments, non-binding market consensus prices that are corroborated by observable market data, or various other methodologies, to determine the appropriate value at the measurement date. We perform supplemental analysis to validate information obtained from our pricing services. As of August 29, 2013, no adjustments were made to such pricing information.

Fair Value Measurements on a Nonrecurring Basis

Our non-marketable securities, equity method investments, and non-financial assets such as intellectual property and property, plant and equipment are carried at cost unless impairment is deemed to have occurred.

During the third quarter of 2012, the Board of Directors of Transform approved a liquidation plan. As a result, we impaired our investment in Transform to the estimated liquidation values for its assets and liabilities measured using unobservable inputs (Level 3). Transform's primary assets were semiconductor equipment and a manufacturing facility. The fair values for semiconductor equipment were based on quotations obtained from equipment dealers, which consider the remaining useful life and configuration of the equipment. Fair value for the facility was determined based on sales of similar facilities and properties in comparable markets. Based on our valuation of Transform's net assets, we recognized an other-than-temporary impairment charge of $69 million in equity in net income (losses) of equity method investees.

Fair Value of Financial Instruments

Amounts reported as cash and equivalents, receivables, and accounts payable and accrued expenses approximate fair value. The estimated fair value and carrying value of debt instruments (carrying value excludes the equity components of our convertible notes classified in equity) were as follows:

As of	2013		2012
	Fair Value	Carrying Value	Fair Value	Carrying Value
Convertible notes	$4,167	$2,506	$2,669	$2,321
Elpida creditor installment payments and other notes	2,269	2,279	56	58

The fair values of our convertible debt instruments were determined based on inputs that are observable in the market or that could be derived from, or corroborated with, observable market data, including our stock price and interest rates based on similar debt issued by parties with credit ratings similar to ours (Level 2).  The fair value of our other debt instruments was estimated based on discounted cash flows using inputs that are observable in the market or that could be derived from, or corroborated with, observable market data, including interest rates based on similar debt issued by parties with credit ratings similar to ours (Level 2).

Equity Plans

As of August 29, 2013, we had an aggregate of 160.2 million shares of common stock reserved for the issuance of stock options and restricted stock awards, of which 83.8 million shares were subject to outstanding awards and 76.4 million shares were available for future awards.  Awards are subject to terms and conditions as determined by our Board of Directors.

Stock Options

Our stock options are generally exercisable in increments of either one-fourth or one-third per year beginning one year from the date of grant. Stock options issued after September 2004 generally expire six years from the date of grant. All other options expire ten years from the grant date.

Option activity for 2013 is summarized as follows:

	Number of Shares	Weighted-Average Exercise Price Per Share	Weighted-Average Remaining Contractual Life (In Years)	Aggregate Intrinsic Value
Outstanding at August 30, 2012	95.7	$8.42
Granted	17.8	6.62
Exercised	(22.8)	6.60
Cancelled or expired	(19.9)	12.47
Outstanding at August 29, 2013	70.8	7.41	3.3	$439

Exercisable at August 29, 2013	31.2	$8.21	1.8	$170
Expected to vest after August 29, 2013	37.6	6.78	4.4	255

The weighted-average grant-date fair value per share was $3.34, $3.18 and $4.46 for options granted during 2013, 2012 and 2011, respectively. The total intrinsic value was $103 million, $6 million, and $35 million for options exercised during 2013, 2012 and 2011, respectively.

The fair values of option awards were estimated at each grant date using the Black-Scholes option valuation model.  The Black-Scholes model requires the input of assumptions, including the expected stock-price volatility and estimated option life.  The expected volatilities utilized were based on implied volatilities from traded options on our stock and on historical volatility.  The expected lives of options granted were based, in part, on historical experience and on the terms and conditions of the options.  The risk-free interest rates utilized were based on the U.S. Treasury yield in effect at each grant date.  No dividends were assumed in estimated option values.  Assumptions used in the Black-Scholes model are presented below:

For the year ended	2013	2012	2011
Average expected life in years	5.1	5.1	5.1
Weighted-average expected volatility	59%	66%	56%
Weighted-average risk-free interest rate	0.7%	0.9%	1.8%

Restricted Stock and Restricted Stock Units ("Restricted Stock Awards")

As of August 29, 2013, there were 13.0 million shares of Restricted Stock Awards outstanding, of which 3.4 million were performance-based Restricted Stock Awards.  For service-based Restricted Stock Awards, restrictions generally lapse in one-fourth increments during each year of employment after the grant date.  For performance-based Restricted Stock Awards, vesting is contingent upon meeting certain performance goals.  Restricted Stock Awards activity for 2013 is summarized as follows:

	Number of Shares	Weighted-Average Grant Date Fair Value Per Share
Outstanding at August 30, 2012	9.4	$6.87
Granted	6.6	6.23
Restrictions lapsed	(2.5)	7.06
Cancelled	(0.5)	7.29
Outstanding at August 29, 2013	13.0	6.49

Expected to vest after August 29, 2013	11.9	$6.41

Restricted Stock Awards granted for 2013, 2012 and 2011 were as follows:

For the year ended	2013	2012	2011
Service-based awards	5.4	3.9	4.4
Performance-based awards	1.2	1.9	1.2
Weighted-average grant-date fair values per share	$6.23	$5.43	$8.72

The aggregate fair value at the lapse date of awards for which restrictions lapsed during 2013, 2012 and 2011 was $17 million, $32 million and $43 million, respectively.

Stock-based Compensation Expense

For the year ended	2013	2012	2011
Stock-based compensation expense by caption:
Cost of goods sold	$27	$23	$20
Selling, general and administrative	45	47	38
Research and development	18	17	17
Other operating (income) expense	1	—	1
	$91	$87	$76

Stock-based compensation expense by type of award:
Stock options	$57	$57	$44
Restricted stock awards	34	30	32
	$91	$87	$76

Stock-based compensation expense of $6 million and $5 million was capitalized and remained in inventory as of August 29, 2013 and August 30, 2012, respectively. As of August 29, 2013, $136 million of total unrecognized compensation costs, net of estimated forfeitures, related to non-vested awards was expected to be recognized through the fourth quarter of 2017, resulting in a weighted-average period of 1.2 years. Stock-based compensation expense in the above presentation does not reflect any significant income tax benefits, which is consistent with our treatment of income or loss from our U.S. operations.  (See "Income Taxes" note.)

Employee Benefit Plans

We have employee retirement plans at our U.S. and international sites.  Details of the more significant plans are discussed as follows:

Employee Savings Plan for U.S. Employees

We have 401(k) retirement plans ("RAM Plans") under which U.S. employees may contribute up to 75% of their eligible pay (subject to IRS annual contribution limits) to various savings alternatives, none of which include direct investment in our common stock.  We match in cash eligible contributions from employees up to 5% of the employee's annual eligible earnings. Contribution expense for the RAM Plans was $41 million, $41 million and $26 million in 2013, 2012 and 2011, respectively.

Retirement Plans

We have pension plans in various countries worldwide.  The pension plans are only available to local employees and are generally government mandated.  We have determined that these pension plans are not material for separate disclosure.

Restructure and Asset Impairments

For the year ended	2013	2012	2011
Loss on impairment of MIT assets	$62	$—	$—
Loss on impairment of LED assets	33	—	—
Loss on restructure of ST consortium agreement	26	—	—
Gain on termination of lease to Transform	(25)	—	—
Gain from disposition of Japan Fabrication Facility	—	—	(54)
Other	30	10	(21)
	$126	$10	$(75)

In order to optimize operations, improve efficiency and increase our focus on our core memory operations, we have entered into various restructure activities. For 2013, restructure and asset impairment charges of $20 million, $14 million, $12 million and $12 million were recorded by our SBU, EBU, MBU and CNBU operating segments. For 2012, restructure and asset impairment charges of $6 million and $2 million were recorded by our MBU and EBU operating segments and a gain of $1 million was recorded by our CNBU operating segment. For 2011, restructure and asset impairment gains of $25 million, $24 million, $23 million and $4 million were recorded by our SBU, CNBU, MBU and EBU operating segments. Our other segments that do not meet the quantitative thresholds of a reportable segment are reported under All Other and recorded the remaining restructure and asset impairment charges. (See "Segments" note.) As of August 29, 2013, we had accrued $12 million for unpaid other restructure activities related to our workforce optimization activity. As of August 29, 2013, we do not anticipate incurring any significant additional costs for these restructure activities.

Micron Technology Italia, S.r.l. ("MIT")

On May 3, 2013, we sold MIT, a wholly-owned subsidiary, including its 200mm wafer fabrication facility assets in Avezzano, Italy, to LFoundry. In exchange for the shares of MIT, we received consideration from LFoundry valued at $35 million, substantially all of which was under a 7-year, non-interest bearing term note. Under the terms of the agreements, we assigned to LFoundry our supply agreement with Aptina for CMOS image sensors manufactured at the Avezzano facility.

The assets and liabilities of MIT, and related imager inventories, were classified as held for sale in 2013 and we recorded an impairment loss of $62 million to write down the assets and liabilities to their estimated fair values. The fair values were determined primarily based on the estimated fair value of proceeds from the sale to LFoundry (Level 3 fair value measurement). The carrying values of the MIT assets and liabilities sold, after the effects of the write down, were as follows:

Other current assets	$75
Other noncurrent assets	37
Accounts payable and accrued expenses	(43)
Other noncurrent liabilities	(34)
$35

Light-emitting Diode ("LED")

In 2013, we discontinued the development activities of our LED operations. In connection therewith, we recognized a charge of $33 million primarily to write down certain production assets used in the development of LED technology to the expected proceeds from their sale. Fair value for these assets was based on quotations obtained from equipment dealers, which consider the remaining useful life and configuration of the equipment (Level 3 fair value measurement).

STMicroelectronics S.r.l. ("ST") Consortium Agreement

In 2013, we restructured a consortium agreement with ST whereby certain assets and approximately 500 employees from our Agrate, Italy fabrication facility were transferred to ST. The consortium agreement supports the R&D activities of us and ST and the manufacturing of semi-finished and advanced commercial semiconductor devices. In connection therewith, we recognized a restructure charge of $26 million for 2013, primarily from transfers of equipment.

Lease to Transform

In May 2012, the Board of Directors of Transform approved a liquidation plan. In connection therewith, Transform terminated a lease to a portion of our manufacturing facilities in Boise, Idaho and we recognized a gain of $25 million in 2013.

Japan Fabrication Facility

On June 2, 2011, we sold our wafer fabrication facility in Japan (the "Japan Fab") to Tower Semiconductor Ltd. ("Tower"). Under the arrangement, Tower paid $40 million in cash, approximately 1.3 million ordinary shares of Tower (subsequent to a 1 for 15 reverse stock split on August 6, 2012), and $20 million in installment payments, which we received in 2012. The net carrying value of assets sold and liabilities transferred to Tower on the transaction date prior to the effects of the transaction was $23 million and we recorded a gain of $54 million (net of transaction costs of $3 million) in connection with the sale of the Japan Fab. We also recorded a tax provision of $74 million related to the gain on the sale and to write down certain deferred tax assets associated with the Japan Fab. In connection with the sale of the Japan Fab, we entered into a supply agreement for Tower to manufacture products for us in the facility through approximately May 2014.

Other Restructure and Asset Impairment Activities

In order to improve efficiency, labor productivity and competitiveness, we initiated certain limited activities for workforce optimization in 2013. In connection therewith, we incurred charges of $17 million for severance and other employee-related costs in 2013.

In September 2013, we entered into an agreement to sell our 200mm wafer fabrication equipment in Kiryat Gat, Israel to Intel and to terminate the related facility lease with Intel. Through a series of arrangements, Intel will continue to manufacture wafers for us through 2014. We recognized an impairment charge of $14 million in 2013 to write down the value of these assets to their estimated fair values. The fair value of $38 million was determined primarily based on the expected proceeds of the sale and the fair value of a supply agreement to manufacture NOR flash memory at the facility (Level 3 fair value measurement).

Other Operating (Income) Expense, Net

For the year ended	2013	2012	2011
(Gain) loss on disposition of property, plant and equipment	$(3)	$5	$(17)
Samsung patent cross-license agreement	—	—	(275)
Other	(5)	27	(19)
	$(8)	$32	$(311)

In 2011, we entered into a 10-year patent cross-license agreement with Samsung Electronics Co. Ltd. ("Samsung").  Other operating income for 2011 included gains of $275 million for cash received from Samsung under the agreement. The license is a life-of-patents license for existing patents and applications, and a 10-year term license for all other patents.

Other operating expense for 2012 included $17 million from the termination of a lease with IMFT, and a charge of $10 million to write off a receivable in connection with resolution of certain prior year tax matters.

Other Non-Operating Income (Expense), Net

For the year ended	2013	2012	2011
Gain (loss) from changes in currency exchange rates	$(229)	$(6)	$(6)
Loss on extinguishment of debt	(31)	—	(113)
Gain (loss) from investments	(5)	35	(3)
Gain from issuance of Inotera shares	48	—	—
Other	(1)	—	13
	$(218)	$29	$(109)

Loss on extinguishment of debt for 2013 resulted from the early repurchase of a portion of our 2014 Notes. Loss on extinguishment of debt for 2011 included $111 million recognized in connection with a series of debt restructure transactions with certain holders of our convertible notes. (See "Debt" note.)

Other non-operating income for 2011 included $15 million for the termination of our debt guarantee obligation that we recorded in connection with our acquisition of Numonyx.

Income Taxes

For the year ended	2013	2012	2011
Income (loss) before taxes, net income attributable to noncontrolling interests and equity in net income (loss) of equity method investees:
U.S.	$446	$(1,028)	$257
Foreign	839	274	294
	$1,285	$(754)	$551
Income tax (provision) benefit:
Current:
U.S. federal	$—	$14	$—
Foreign	(17)	(22)	(89)
State	—	—	(1)
	(17)	(8)	(90)
Deferred:
U.S. federal	—	—	—
Foreign	9	25	(113)
	9	25	(113)
Income tax (provision) benefit	$(8)	$17	$(203)

Income tax (provision) benefit computed using the U.S. federal statutory rate reconciled to income tax (provision) benefit was as follows:

For the year ended	2013	2012	2011
U.S. federal income tax (provision) benefit at statutory rate	$(450)	$264	$(193)
Change in valuation allowance	(370)	(373)	103
Transaction costs to acquire Elpida	(38)	—	—
Gain on acquisition of Elpida	520	—	—
Foreign operations	282	104	(119)
Tax credits	36	2	17
State taxes, net of federal benefit	6	9	(5)
Debt repurchase premium	—	—	(20)
Other	6	11	14
Income tax (provision) benefit	$(8)	$17	$(203)

Deferred income taxes reflect the net tax effects of temporary differences between the bases of assets and liabilities for financial reporting and income tax purposes.  Deferred tax assets and liabilities consist of the following as of the end of the periods shown below:

As of	2013	2012
Deferred tax assets:
Net operating loss and credit carryforwards	$4,048	$1,733
Property, plant and equipment	373	16
Accrued salaries, wages and benefits	107	99
Deferred income	39	39
Other	138	92
Gross deferred tax assets	4,705	1,979
Less valuation allowance	(3,215)	(1,522)
Deferred tax assets, net of valuation allowance	1,490	457

Deferred tax liabilities:
Debt discount	(294)	(182)
Unremitted earnings on certain subsidiaries	(126)	(111)
Product and process technology	(74)	(61)
Other	(14)	(38)
Deferred tax liabilities	(508)	(392)

Net deferred tax assets	$982	$65

Reported as:
Current deferred tax assets (included in other current assets)	$123	$19
Noncurrent deferred tax assets	861	47
Current deferred tax liabilities (included in accounts payable and accrued expenses)	(2)	—
Noncurrent deferred tax liabilities (included in other noncurrent liabilities)	—	(1)
Net deferred tax assets	$982	$65

The valuation allowance is based on our assessment that it is more likely than not that certain deferred tax assets will not be realized. We have a valuation allowance against substantially all U.S. net deferred tax assets as well as $1.5 billion related to our foreign subsidiaries. Elpida represents $912 million of the net deferred tax assets.

As of August 29, 2013, our federal and state net operating loss carryforwards were $4.2 billion and $2.2 billion, respectively.  If not utilized our federal and state net operating loss carryforwards will expire at various dates through 2033.  As of August 29, 2013, our federal and state tax credit carryforwards were $238 million and $203 million, respectively.  If not utilized our federal and state tax credit carryforwards will expire at various dates through 2033.

As of August 29, 2013, our foreign net operating loss carryforwards were $7.0 billion, of which $5.9 billion pertains to Elpida. Our foreign net operating loss carryforwards will expire at various dates through 2023. We have placed a valuation allowance against $4.7 billion of these foreign net operating loss carryforwards, of which $3.8 billion pertains to Elpida.  This partial valuation allowance against foreign net operating loss carryforwards, which is primarily attributable to Elpida, results from our current projections of taxable income, being more likely than not, insufficient to utilize the full amount of the net operating loss deferred tax assets.

We have approximately $67 million of net tax benefits related to excess stock compensation benefits, which are not recorded as deferred tax assets.  These excess stock compensation benefits will be credited to additional paid-in capital when recognized. We use the "with and without" method, as described in ASC 740, for purposes of determining when excess tax benefits have been realized.

The changes in valuation allowance of $1,693 million and $315 million in 2013 and 2012, respectively, are primarily due to uncertainties of realizing certain U.S. and foreign net operating losses and certain tax credit carryforwards. Elpida represents $1,292 million of the change in the valuation allowance during 2013.

Provision has been made for deferred taxes on undistributed earnings of non-U.S. subsidiaries to the extent that dividend payments from such companies are expected to result in additional tax liability.  Remaining undistributed earnings of $1.8 billion as of August 29, 2013 have been indefinitely reinvested; therefore, no provision has been made for taxes due upon remittance of these earnings.  Determination of the amount of unrecognized deferred tax liability on these unremitted earnings is not practicable.

Below is a reconciliation of the beginning and ending amount of unrecognized tax benefits:

For the year ended	2013	2012	2011
Beginning unrecognized tax benefits	$77	$121	$88
Settlements with tax authorities	(8)	(29)	(2)
Decreases related to tax positions from prior years	—	(14)	(3)
Foreign currency translation increases (decreases) to tax positions	4	(9)	6
Increases related to tax positions taken during current year	4	6	28
Increases related to tax positions from prior years	—	2	4
Unrecognized tax benefits acquired in current year	1	—	—
Ending unrecognized tax benefits	$78	$77	$121

Included in the unrecognized tax benefits balance as of August 29, 2013, August 30, 2012 and September 1, 2011 were $63 million, $66 million and $113 million, respectively, of unrecognized income tax benefits, which if recognized, would affect our effective tax rate.  We recognize interest and penalties related to income tax matters within income tax expense. As of August 29, 2013, August 30, 2012 and September 1, 2011, accrued interest and penalties related to uncertain tax positions was $16 million, $12 million and $16 million, respectively.

We are unable to reasonably estimate possible increases or decreases in uncertain tax positions that may occur within the next 12 months due to the uncertainty of the timing of the resolution and/or closure on audits.  However, we do not anticipate any such change would be significant.

We currently operate in several tax jurisdictions where we have arrangements that allow us to compute our tax provision at rates below the local statutory rates that expire in whole or in part at various dates through 2026.  These arrangements benefitted our tax provision in 2013, 2012 and 2011 by $141 million ($0.13 per diluted share), $52 million ($0.05 per diluted share) and $72 million ($0.07 per diluted share), respectively.

We and our subsidiaries file income tax returns with the U.S. federal government, various U.S. states and various foreign jurisdictions throughout the world.  Our federal and state tax returns remain open to examination for 2009 through 2013.  In addition, tax years open to examination in multiple foreign taxing jurisdictions range from 2005 to 2013.  We are currently under examination in various taxing jurisdictions in which we conduct business operations. We believe that adequate amounts of taxes and related interest and penalties have been provided for, and any adjustments as a result of the examinations are not expected to materially adversely affect our business, results of operations or financial condition.

Earnings Per Share

For the year ended	2013	2012	2011
Net income (loss) available to Micron shareholders – Basic and Diluted	$1,190	$(1,032)	$167

Weighted-average common shares outstanding – Basic	1,021.7	991.2	988.0
Net effect of dilutive equity awards, convertible notes and escrow shares	34.6	—	19.5
Weighted-average common shares outstanding – Diluted	1,056.3	991.2	1,007.5

Earnings (loss) per share:
Basic	$1.16	$(1.04)	$0.17
Diluted	1.13	(1.04)	0.17

Listed below are the potential common shares, as of the end of the periods shown, that could dilute basic earnings per share in the future that were not included in the computation of diluted earnings per share because to do so would have been antidilutive:

For the year ended	2013	2012	2011
Employee stock plans	39.9	104.8	81.4
Convertible notes	186.0	257.6	182.7

Our 2027 Notes, 2031 Notes and 2033 Notes contain terms that upon conversion require us to settle the aggregate principal amount in cash and the remainder of our conversion obligation amount in either shares of our common stock or cash, at our election. Our 2014 Notes and 2032 Notes contain terms that upon conversion provide us the option to pay cash, issue shares of common stock or any combination thereof for the aggregate amount due. It is our current intent to settle the principal amount of the 2014 Notes and 2032 Notes in cash upon conversion. As a result of these conversion terms, the 279.8 million shares underlying the 2014 Notes, 2027 Notes, 2031 Notes, 2032 Notes and 2033 Notes are considered in diluted earnings per share under the treasury stock method. (See "Debt" note.)

Consolidated Variable Interest Entities

IM Flash

We partnered with Intel to form IMFT in 2006 and IMFS in 2007 to manufacture NAND Flash memory products for the exclusive use of the members. IMFT (and IMFS prior to April 6, 2012) is governed by a Board of Managers. The number of managers appointed by each member to the board varies based on the members' respective ownership interests. The members' ownership percentage is based on contributions to the partnership. We have owned 51% of IMFT from inception through August 29, 2013. Our ownership percentage of IMFS had increased from 51% at inception to 82% as of April 6, 2012 due to a series of contributions by us that were not fully matched by Intel.

On April 6, 2012, we entered into a series of agreements with Intel to restructure IM Flash. We acquired Intel's remaining 18% interest in IMFS for $466 million. In addition, we acquired IMFT's assets located at our Virginia wafer fabrication facility, for which Intel received a distribution from IMFT of $139 million. For both transactions, the amounts Intel received approximated the book values of Intel's interests in the assets acquired. Additionally, we received a $300 million deposit from Intel which may be applied either to Intel's purchases of NAND Flash under a supply agreement or, under certain circumstances, refunded. As of August 29, 2013, $134 million of the deposit remained to be applied or refunded.

The agreements also provided for the following:

•	expansion of the scope of the IMFT joint venture to include certain emerging memory technologies;

•	supply of NAND Flash memory products and certain emerging memory products to Intel on a cost-plus basis and termination of IMFS's supply agreement with us and Intel;

•	extension of IMFT's joint venture agreement through 2024;

•
certain buy-sell rights, commencing in 2015, pursuant to which Intel may elect to sell to us, or we may elect to purchase from Intel, Intel’s interest in IMFT (if Intel so elects, we would set the closing date of the transaction within two years following such election and could elect to receive financing from Intel for one to two years);

•
financing of $65 million provided by Intel to us under a two-year senior unsecured promissory note, payable with interest in approximately equal quarterly installments (as of August 29, 2013, $25 million of the note was outstanding); and

•	termination of IMFT's lease to use approximately 50% of our Virginia fabrication facility, which resulted in a charge to other operating expense of $17 million in 2012.

The following table presents IM Flash's distributions to and contributions from its members ("IM Flash" includes both IMFT and IMFS for all periods prior to April 6, 2012 and includes only IMFT for the period after April 6, 2012):

For the year ended	2013	2012	2011
IM Flash distributions to Micron	$38	$439	$234
IM Flash distributions to Intel	37	391	225
Micron contributions to IM Flash	12	151	1,580
Intel contributions to IM Flash	11	177	—

IM Flash sells products to the joint venture members generally in proportion to their ownership interests at long-term negotiated prices approximating cost. Due to the changes in ownership, our share of IMFS output grew from 51% in the first quarter of 2011 to 78% in the second quarter of 2012. As a result of our restructuring of IM Flash on April 6, 2012, Intel has no continuing rights to the output from the IMFS and Virginia facilities. Intel continues to receive output from IMFT in proportion to its ownership interest at long-term negotiated prices approximating cost and, subsequent to April 6, 2012, also purchases NAND Flash products from us under a cost-plus supply arrangement. Aggregate sales of NAND Flash products to Intel (including sales by IMFT at prices approximating cost and sales by us under the cost-plus supply agreement) were $849 million, $986 million and $884 million for 2013, 2012 and 2011, respectively. Receivables from Intel for sales of NAND Flash products as of August 29, 2013 and August 30, 2012, were $198 million and $103 million, respectively.

As a result of changes to the timing of the passage of title in the IMFT supply agreement with Intel, effective April 6, 2012, sales are now recognized upon completion of wafer fabrication, rather than after backend assembly and test are completed. As a result, we sold $97 million of backend inventories, which generated a one-time increase in NAND sales and reduction in work in process inventories in 2012.

The following table presents the assets and liabilities of IMFT included in our consolidated balance sheets, excluding intercompany balances:

As of	2013	2012
Assets
Cash and equivalents	$62	$157
Receivables	76	78
Inventories	49	67
Other current assets	4	5
Total current assets	191	307
Property, plant and equipment, net	1,382	1,342
Other noncurrent assets	46	36
Total assets	$1,619	$1,685

Liabilities
Accounts payable and accrued expenses	$88	$104
Deferred income	9	10
Equipment purchase contracts	78	58
Current portion of long-term debt	6	6
Total current liabilities	181	178
Long-term debt	13	18
Other noncurrent liabilities	118	129
Total liabilities	$312	$325
Amounts exclude intercompany balances that were eliminated in our consolidated balance sheets.

Our ability to access IMFT's cash and other assets through cash dividends, loans or advances, including to finance our other operations, is subject to agreement by Intel. Creditors of IMFT have recourse only to its assets and do not have recourse to any other of our assets.

IM Flash manufactures NAND Flash memory products using designs and technology we develop with Intel. We generally share product design and other NAND Flash R&D costs with Intel. The April 6, 2012 agreements with Intel expanded our NAND Flash R&D cost-sharing agreement with Intel to include certain emerging memory technologies, but did not change the cost-sharing percentage. R&D expenses were reduced by reimbursements from Intel of $127 million, $87 million and $95 million for 2013, 2012 and 2011, respectively.

MP Mask

In 2006, we formed a joint venture with Photronics to produce photomasks for leading-edge and advanced next generation semiconductors.  At inception and through August 29, 2013, we owned 50.01% and Photronics owned 49.99% of MP Mask.  We contributed $21 million to MP Mask and Photronics contributed $20 million to MP Mask in 2012. In connection with the formation of the joint venture, we received $72 million in 2006 in exchange for entering into a license agreement with Photronics, which is being recognized over the term of the 10-year agreement.  Deferred income and other noncurrent liabilities included an aggregate of $19 million and $26 million as of August 29, 2013 and August 30, 2012, respectively, related to this agreement. We purchase a substantial majority of the reticles produced by MP Mask pursuant to a supply arrangement.

Total MP Mask assets and liabilities included in our consolidated balance sheets were as follows:

As of	2013	2012
Current assets	$26	$19
Noncurrent assets (primarily property, plant and equipment)	182	170
Current liabilities	25	12
Amounts exclude intercompany balances that were eliminated in our consolidated balance sheets.

Creditors of MP Mask have recourse only to the assets of MP Mask and do not have recourse to any other of our assets.

Through February 24, 2012, we leased to Photronics a facility to produce photomasks under an operating lease. On February 24, 2012, we sold the facility to Photronics for $35 million. The proceeds were equal to our net carrying value and no gain or loss was realized from the sale.

Segment Information

In the third quarter of 2014, we reorganized our business units. All prior period amounts reflect this reorganization. Factors used to identify our segments include, among others, markets, customers and products.  Segment information reported herein is consistent with how it is reviewed and evaluated by our chief operating decision makers. We have the following four reportable segments:

Compute and Networking Business Unit ("CNBU"): Includes DRAM and NOR Flash products sold to the compute, networking, graphics, and cloud server markets, as well as NAND Flash products sold primarily into the networking market.
Storage Business Unit ("SBU"): Includes NAND Flash components and Solid State Drives ("SSDs") sold into enterprise and client storage, and cloud and removable storage markets. SBU also includes NAND Flash products sold to Intel through our IMFT joint venture.
Embedded Business Unit ("EBU"): Includes DRAM, NAND Flash and NOR Flash products sold into automotive and industrial applications, as well as the connected home and consumer electronics markets.
Mobile Business Unit ("MBU"): Includes DRAM, NAND Flash, and NOR Flash products sold to the smartphone, feature phone, and tablet mobile-device markets.

Our other operations do not meet the thresholds of a reportable segment and are reported under All Other.

Certain operating expenses directly associated with the activities of a specific reportable segment are charged to that segment. Other indirect operating expenses (income) are generally allocated to the reportable segments based on their respective percentage of cost of goods sold or forecasted wafer production. In 2013, we reclassified the (gains) losses from changes in currency exchange rates from other operating (income) expense, net to other non-operating income (expense), net in the consolidated statements of income. As a result, the (gains) losses from changes in currency exchange rates have been reclassified out of operating income (loss) for our segments for 2012 and 2011.

We do not identify or report internally our assets or capital expenditures by segment, nor do we allocate gains and losses from equity method investments, interest, other non-operating income or expense items or taxes to operating segments.  There are no differences in the accounting policies for segment reporting and our consolidated results of operations.

For the year ended	2013	2012	2011
Net sales:
CNBU	$3,462	$2,667	$3,084
SBU	2,824	2,842	2,185
EBU	1,275	1,097	1,147
MBU	1,214	1,176	1,944
All Other	298	452	428
	$9,073	$8,234	$8,788

Operating income (loss):
CNBU	$160	$(458)	$262
SBU	173	199	265
EBU	227	129	276
MBU	(265)	(371)	18
All Other	(59)	(111)	(60)
	$236	$(612)	$761

Depreciation and amortization expense was as follows:

For the year ended	2013	2012	2011
CNBU	$687	$755	$717
SBU	551	649	512
EBU	215	228	234
MBU	293	372	507
All Other	67	140	131
Depreciation and amortization expense included in operating income (loss)	1,813	2,144	2,101
Other amortization	113	78	61
Total depreciation and amortization expense	$1,926	$2,222	$2,162

Product Sales

For the year ended	2013	2012	2011
DRAM	$4,361	$3,178	$3,620
NAND Flash	3,589	3,627	3,193
NOR Flash	792	977	1,547
Other	331	452	428
	$9,073	$8,234	$8,788

Certain Concentrations

Market concentrations as a percent of net sales were approximately as follows:

For the year ended	2013	2012	2011
Computing (including desktop PCs, servers, notebooks and workstations)	30%	25%	30%
Mobile	15%	15%	25%
Consumer electronics	15%	20%	15%
Solid state drives	15%	10%	5%
Networking and storage	10%	10%	15%

Customer concentrations included net sales to Intel of 10%, 12% and 10% for 2013, 2012 and 2011, respectively and net sales to Hewlett-Packard Company ("HP") of 10% in 2013. Substantially all of our sales to Intel are included in the SBU segment and substantially all of our sales to HP are included in the CNBU and SBU segments.

Certain of the raw materials and production equipment we use in manufacturing semiconductor products are available from multiple sources and in sufficient supply; however, only a limited number of suppliers are capable of delivering certain raw materials that meet our standards. In some cases, materials are provided by a single supplier.

Financial instruments that potentially subject us to concentrations of credit risk consist principally of cash, money market accounts, certificates of deposit, fixed-rate debt securities, trade receivables and derivative contracts. We invest through high-credit-quality financial institutions and, by policy, generally limit the concentration of credit exposure by restricting investments with any single obligor. A concentration of credit risk may exist with respect to receivables as a substantial portion of our customers are affiliated with the computing industry. We perform ongoing credit evaluations of customers worldwide and generally do not require collateral from our customers. Historically, we have not experienced significant losses on receivables. A concentration of risk may also exist with respect to derivatives as the number of counterparties to our currency and interest rate swap hedges is limited and the notional amount is relatively large. We seek to mitigate such risk by limiting our counterparties to major financial institutions. The 2031 Capped Calls, 2032 Capped Calls and 2033 Capped Calls expose us to credit risk to the extent the counterparties may be unable to meet the terms of the agreements. We seek to mitigate such risk by limiting our counterparties to major financial institutions and by spreading the risk across several major financial institutions. In addition, the potential risk of loss with any one counterparty resulting from this type of credit risk is monitored on an ongoing basis. (See "Shareholders' Equity – Capped Calls" note.)

Geographic Information

Geographic net sales based on customer ship-to location were as follows:

For the year ended	2013	2012	2011
China	$3,783	$2,936	$2,983
United States	1,512	1,262	1,363
Asia Pacific (excluding China, Taiwan and Malaysia)	1,342	1,241	1,518
Taiwan	980	1,022	744
Europe	820	827	924
Malaysia	193	546	737
Other	443	400	519
	$9,073	$8,234	$8,788

Net property, plant and equipment by geographic area were as follows:

As of	2013	2012	2011
Singapore	$3,225	$3,270	$3,569
United States	3,041	3,246	3,487
Japan	615	2	1
China	350	328	179
Taiwan	307	—	—
Israel	28	59	94
Italy	18	163	190
Other	42	35	35
	$7,626	$7,103	$7,555

Quarterly Financial Information (Unaudited)
(in millions except per share amounts)

2013	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Net sales	$2,843	$2,318	$2,078	$1,834
Gross margin	708	556	366	217
Operating income (loss)	207	149	(23)	(97)
Net income (loss)	1,710	43	(284)	(275)
Net income (loss) attributable to Micron	1,708	43	(286)	(275)

Earnings (loss) per share:
Basic	$1.65	$0.04	$(0.28)	$(0.27)
Diluted	1.51	0.04	(0.28)	(0.27)

The results of operations for the fourth quarter of 2013 include a gain of $1,484 million for the acquisition of Elpida. The fourth quarter of 2013 includes Elpida's results of operation from the July 31, 2013 acquisition date. (See "Acquisition of Elpida" note.)

The results of operations for the fourth quarter of 2013 include a gain of $48 million from the issuance of shares by Inotera, which reduced our ownership interest from 39.7% to 35.5%. (See "Equity Method Investment - Inotera" note.)

The results of operations for the fourth, third, second and first quarters of 2013 include losses of $3 million, $47 million, $120 million and $58 million, respectively, for the Elpida Acquisition Hedges. (See "Derivatives - Elpida Acquisition Hedges" note.)

In 2013 we took action to dispose of 200mm wafer manufacturing facilities and optimize operations including our workforce. The results of operations for the fourth, third and second quarters of 2013 include charges of $32 million, $55 million and $60 million, respectively, for the restructure and asset impairments. The results of operations for the first quarter of 2013 included a credit of $21 million for restructure activities. (See "Restructure and Asset Impairments" note.)

The results of operations in the second quarter of 2013 included a loss of $31 million loss on extinguishment of debt. (See "Debt - Debt Restructure" note.)

2012	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Net sales	$1,963	$2,172	$2,009	$2,090
Gross margin	219	234	210	305
Operating loss	(149)	(188)	(204)	(71)
Net loss	(242)	(320)	(282)	(187)
Net loss attributable to Micron	(243)	(320)	(282)	(187)

Loss per share:
Basic	$(0.24)	$(0.32)	$(0.29)	$(0.19)
Diluted	(0.24)	(0.32)	(0.29)	(0.19)

As a result of the ongoing challenging global environment in the solar industry and unfavorable worldwide supply and demand conditions, on May 25, 2012, the Board of Directors of Transform approved a liquidation plan. As a result of the liquidation plan, we recognized a charge of $69 million in the third quarter of 2012. (See "Equity Method Investment - Other - Transform" note.)

On March 23, 2012, we entered into a settlement agreement with Oracle pursuant to which we agreed to make a payment of $58 million to Oracle for a settlement and full release of all claims and a dismissal with prejudice of their suit against us. The settlement amount was accrued and charged to operations in the second quarter of 2012.

Income taxes for the third quarter of 2012 included a tax benefits of $42 million related to the favorable resolution of a certain prior year tax matter, which was previously reserved as an uncertain tax position.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders
of Micron Technology, Inc.

In our opinion, the consolidated financial statements listed in the accompanying index appearing under Item 8 present fairly, in all material respects, the financial position of Micron Technology, Inc. and its subsidiaries at August 29, 2013 and August 30, 2012, and the results of their operations and their cash flows for each of the three years in the period ended August 29, 2013 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedules listed in the accompanying index present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of August 29, 2013, based on criteria established in Internal Control - Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company's management is responsible for these financial statements and financial statement schedules, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management's Report on Internal Control over Financial Reporting (not presented herein) appearing under item 9A of the Company’s 2013 Annual Report on Form 10-K. Our responsibility is to express opinions on these financial statements, on the financial statement schedules, and on the Company's internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

As described in Management’s Report on Internal Control over Financial Reporting (not presented herein) appearing under item 9A of the Company’s 2013 Annual Report on Form 10-K, management has excluded Elpida Memory, Inc. (“Elpida”) and its subsidiaries, including Rexchip Electronics Corporation, from its assessment of internal control over financial reporting as of August 29, 2013 because it was acquired by the Company in a purchase business combination on July 31, 2013. We have also excluded Elpida and its subsidiaries from our audit of internal control over financial reporting. Elpida and its subsidiaries are consolidated entities whose total assets and total revenues represent 27% and 4%, respectively, of the related consolidated financial statement amounts as of and for the year ended August 29, 2013.

/s/ PricewaterhouseCoopers LLP

San Jose, CA
October 28, 2013, except with respect to our opinion on the consolidated financial statements insofar it relates to the effects of the change in reportable segments discussed in the Segment Information note, as to which the date is July 22, 2014.

SCHEDULE I
CONDENSED FINANCIAL INFORMATION OF THE REGISTRANT

MICRON TECHNOLOGY, INC.
(Parent Company Only)

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(in millions)

For the year ended	August 29, 2013	August 30, 2012	September 1, 2011
Net sales	$4,404	$4,590	$6,141
Cost of goods sold	3,721	4,194	5,338
Gross margin	683	396	803

Selling, general and administrative	238	281	213
Research and development	921	917	761
Other operating (income) expense, net	77	18	(376)
Operating income (loss)	(553)	(820)	205

Gain on acquisition of Elpida	1,484	—	—
Interest income and (expense), net	(189)	(160)	(92)
Other non-operating income (expense), net	(248)	17	(97)
	494	(963)	16

Income tax (provision) benefit	(1)	8	(48)
Equity in earnings (loss) of subsidiaries	703	29	244
Equity in net loss of equity method investees	(6)	(106)	(45)
Net income (loss) attributable to Micron	1,190	(1,032)	167
Other comprehensive income (loss)	(17)	(52)	121
Comprehensive income (loss) attributable to Micron	$1,173	$(1,084)	$288

See accompanying notes to condensed financial statements.

SCHEDULE I
CONDENSED FINANCIAL INFORMATION OF THE REGISTRANT

MICRON TECHNOLOGY, INC.
(Parent Company Only)

CONDENSED BALANCE SHEETS
(in millions except par value amounts)

As of	August 29, 2013	August 30, 2012
Assets
Cash and equivalents	$1,202	$2,012
Short-term investments	221	100
Receivables	159	210
Notes and accounts receivable from subsidiaries	826	1,278
Finished goods	88	96
Work in process	332	333
Raw materials and supplies	43	65
Other current assets	30	31
Total current assets	2,901	4,125
Investment in subsidiaries	7,465	4,722
Long-term marketable investments	499	374
Noncurrent notes receivable from and prepaid expenses to subsidiaries	573	738
Property, plant and equipment, net	1,613	1,876
Equity method investments	12	20
Other noncurrent assets	472	444
Total assets	$13,535	$12,299

Liabilities and equity
Accounts payable and accrued expenses	$650	$721
Short-term debt and accounts payable to subsidiaries	416	557
Current portion of long-term debt	646	154
Other current liabilities	44	83
Total current liabilities	1,756	1,515
Long-term debt	2,438	2,781
Other noncurrent liabilities	199	303
Total liabilities	4,393	4,599

Commitments and contingencies

Micron shareholders' equity:
Common stock, $0.10 par value, 3,000 shares authorized, 1,044.4 shares issued and outstanding (1,017.7 as of August 30, 2012)	104	102
Other equity	9,038	7,598
Total Micron shareholders' equity	9,142	7,700
Total liabilities and equity	$13,535	$12,299

See accompanying notes to condensed financial statements.

SCHEDULE I
CONDENSED FINANCIAL INFORMATION OF THE REGISTRANT

MICRON TECHNOLOGY, INC.
(Parent Company Only)

CONDENSED STATEMENTS OF CASH FLOWS
(in millions)

For the year ended	August 29, 2013	August 30, 2012	September 1, 2011
Net cash (used in) provided by operating activities	$(347)	$(48)	$123

Cash flows from investing activities
Purchases of available-for-sale securities	(924)	(559)	(29)
Cash paid for the acquisition of Elpida	(596)	—	—
Expenditures for property, plant, and equipment	(281)	(682)	(421)
Payments to settle hedging activities	(256)	(51)	(30)
Loan to equity method investee	(45)	—	—
Expenditures for intangible assets	(34)	(40)	(45)
Cash contributions to subsidiaries	(23)	(84)	(767)
Additions to equity method investments	—	(17)	(31)
Cash paid to terminate lease to IMFT	—	(107)	—
Acquisition of additional interest in subsidiaries	—	—	(159)
Proceeds from repayment of loans to subsidiaries, net	851	556	206
Proceeds from sales and maturities of available-for-sale securities	678	151	1
Cash distributions from subsidiaries	38	499	234
Proceeds from sales of property, plant and equipment	38	63	120
Proceeds from settlement hedging activities	38	26	54
Other	9	(28)	(10)
Net cash used for investing activities	(507)	(273)	(877)

Cash flows from financing activities
Proceeds from issuance of debt	693	1,113	690
Proceeds from issuance of common stock	150	5	28
Proceeds from equipment sale-leaseback transactions	126	439	202
Cash received for capped call transactions	24	—	—
Repayments of debt	(777)	(117)	(557)
Payments on equipment purchase contracts	(73)	(41)	(51)
Cash paid for capped call transactions	(48)	(103)	(57)
Payments of licensing obligations	(31)	(18)	(29)
Debt issuance costs, net	(17)	(21)	(20)
Cash paid to purchase common stock	(5)	(6)	(163)
Other	2	—	—
Net cash provided by (used for) financing activities	44	1,251	43

Net increase (decrease) in cash and equivalents	(810)	930	(711)
Cash and equivalents at beginning of period	2,012	1,082	1,793
Cash and equivalents at end of period	$1,202	$2,012	$1,082

See accompanying notes to condensed financial statements.

MICRON TECHNOLOGY, INC.
SCHEDULE I
CONDENSED FINANCIAL INFORMATION OF THE REGISTRANT

NOTES TO CONDENSED FINANCIAL STATEMENTS
(All tabular amounts in millions)

Basis of Presentation

Micron Technology, Inc., ("Micron") a Delaware corporation, was incorporated in 1978.  Micron is the parent company of it's consolidated subsidiaries and, together with it's consolidated subsidiaries, is one of the world's leading providers of advanced semiconductor solutions.

These condensed financial statements have been prepared on a parent-only basis. Under this parent-only presentation, Micron's investments in its consolidated subsidiaries are presented under the equity method of accounting. In accordance with Rule 12-04 of Regulation S-X, these parent-only financial statements do not include all of the information and footnotes required by Generally Accepted Accounting Principles (GAAP) in the United States (U.S.) for annual financial statements. Because these parent-only financial statements and notes do not include all of the information and footnotes required by GAAP in the U.S. for annual financial statements, these parent-only financial statements and other information included should be read in conjunction with Micron's audited Consolidated Financial Statements contained within Part II, Item 8 of this Form 10-K for the year ended August 29, 2013.

Long-Term Debt

As of	2013	2012
Capital lease obligations	$553	$556
2014 convertible senior notes	465	860
2027 convertible senior notes	147	141
2031A convertible senior notes	277	265
2031B convertible senior notes	253	243
2032C convertible senior notes	463	451
2032D convertible senior notes	369	361
2033E convertible senior notes	272	—
2033F convertible senior notes	260	—
Intel senior note	25	58
	3,084	2,935
Less current portion	646	154
	$2,438	$2,781

Micron' senior notes are unsecured obligations ranking equally in right of payment with all of Micron's other existing and future unsecured indebtedness, and are effectively subordinated to all of Micron's other existing and future secured indebtedness, to the extent of the value of the assets securing such indebtedness.  The convertible notes and the Intel note of Micron are structurally subordinated to $1,863 million of other notes payable of its subsidiaries and capital lease obligations. MTI guarantees certain debt obligations of its subsidiaries. MTI does not guarantee the Elpida creditor installment payments. As of August 29, 2013, Micron had guaranteed $701 million of debt obligations of its subsidiaries. Micron's guarantees of its subsidiary debt obligations are unsecured obligations ranking equally in right of payment with all of its other existing and future unsecured indebtedness.

Capital Lease Obligations

We have various capital lease obligations due in periodic installments with a weighted-average remaining term of 2.9 years and weighted-average effective interest rates of 4.7% as of August 29, 2013 and 4.8% as of August 30, 2012. In 2013, we received $126 million in proceeds from equipment sale-leaseback transactions and as a result recorded capital lease obligations aggregating $126 million at a weighted-average effective interest rate of 4.3%, payable in periodic installments through July, 2017. In 2012, we received $439 million in proceeds from equipment sale-leaseback transactions and as a result recorded capital lease obligations aggregating $439 million at a weighted-average effective interest rate of 4.1%, payable in periodic installments through August, 2016.

As of August 29, 2013 and August 30, 2012, production equipment with a carrying value of $458 million and $491 million, respectively, was collateral for Micron's capital leases.

Convertible Senior Notes and Intel Senior Note

For further information, see "Item 8. Financial Statements and Supplementary Data – Debt" to Micron's consolidated financial statements.

Maturities of Notes Payable and Future Minimum Lease Payments

As of August 29, 2013, maturities of notes payable and future minimum lease payments under capital lease obligations were as follows:

As of August 29, 2013	Notes Payable	Capital Lease Obligations
2014	$510	$181
2015	—	180
2016	—	200
2017	175	30
2018	645	3
2019 and thereafter	1,645	8
Discounts and interest, respectively	(444)	(49)
	$2,531	$553

Commitments

Micron has various financial guarantees which are issued in the normal course of business on behalf of its subsidiaries. These contracts include debt guarantees and guarantees on certain banking facilities. Micron enters into these arrangements to facilitate commercial transactions with third parties by enhancing the value of the transaction to the third party. Micron has entered into agreements covering purchases or sales, as applicable, by Micron or any of its subsidiaries, and occasionally Micron may be required to perform under such agreements on behalf of its subsidiaries.
As of August 29, 2013, the maximum potential amount of future payments Micron could have been required to make under its debt guarantees was approximately $705 million. Substantially all of this amount relates to guarantees for debt of wholly-owned entities whereby Micron would be obligated to perform under the guarantee if a subsidiary were to default on the terms of their debt arrangements. In the event of performance under the guarantee, Micron would be permitted to seek reimbursement from the subsidiary company(s) through liquidation of the assets collateralized by the various debt instruments. At the time these contracts were entered into, the collateralized assets approximated the value of the outstanding guarantees. The majority of these guarantees expire at various times between December, 2014 and January, 2018. Micron also guarantees credit facilities that provide for up to $408 million of additional financing. As of August 29, 2013, no amounts had been drawn under these credit facilities.

Micron guarantees certain banking facilities for its wholly-owned consolidated entities. Substantially all of these guarantees relate to bank overdraft protections. The maximum potential amount of future payments Micron could be required to make under these guarantees varies based on the extent of potential overdrafts. Micron's business processes substantially mitigate the risk of wholly-owned subsidiaries over drafting their bank accounts. The majority of these guarantees have no contractual expiration.

We have agreed, subject to certain conditions, to provide certain support to Elpida with respect to obtaining financing for working capital purposes and capital expenditures. In addition, we agreed, subject to certain conditions, to use reasonable best efforts to assist the Elpida Companies in financing up to 64 billion yen (or the equivalent of approximately $655 million) of eligible capital expenditures incurred through June 30, 2014, which may include us providing payment guarantees of third party financing under certain circumstances or direct financial support from Micron Technology, Inc. or one of its subsidiaries. For further information, see "Item 8. Financial Statements and Supplementary Data – Acquisition of Elpida Memory, Inc." to Micron's consolidated financial statements.

Contingencies

As is typical in the semiconductor and other high technology industries, from time to time others have asserted, and may in the future assert, that Micron and it's subsidiaries' products or manufacturing processes infringe their intellectual property rights. Micron has accrued a liability and charged operations for the estimated costs of adjudication or settlement of various asserted and unasserted claims existing as of the balance sheet date. We are currently a party to various litigation regarding patent, antitrust, securities, commercial and other matters arising from the normal course of business, none of which is expected to have a material adverse effect on Micron's business, results of operations or financial condition. Micron is a party to the matters listed in the "Contingencies" note in the consolidated financial statements, with the exception of the patent infringement case Tessera Inc. filed on December 7, 2007 against Elpida Memory, Inc., Elpida Memory (USA) Inc., and numerous other defendants, and the complaint filed on July 12, 2013 by seven former shareholders of Elpida against the board of directors of Elpida as of February 2013. For further information, see the Consolidated Financial Statements, "Contingencies" note.

Related Party Transaction

Transactions between Micron and its consolidated subsidiaries are eliminated in consolidation. Micron engages in various transactions with its equity method investees and eliminates the profits or losses on those transactions to the extent of its ownership interest until such time as the profits or losses are realized. As of August 29, 2013, Micron held a 31% ownership interest in Aptina Imaging Corporation ("Aptina") and a 50% ownership interest in Transform Solar Pty Ltd. Net sales included sales to consolidated subsidiaries of $4,190 million, $4,148 million and $5,718 million for 2013, 2012 and 2011, respectively. Net sales for 2013, 2012 and 2011 also included $182 million, $372 million and $349 million, respectively, for sale of products to Aptina. For further information regarding transactions between Micron and its equity method investees, see the Consolidated Financial Statements, "Equity Method Investments – Other" note.

SCHEDULE II
VALUATION AND QUALIFYING ACCOUNTS
(in millions)

MICRON TECHNOLOGY, INC.

	Balance at Beginning of Year	Business Acquisitions	Charged (Credited) to Costs and Expenses	Deductions/ Write-Offs	Balance at End of Year
Allowance for Doubtful Accounts
Year ended August 29, 2013	$5	$—	$1	$(1)	$5
Year ended August 30, 2012	3	—	5	(3)	5
Year ended September 1, 2011	4	—	—	(1)	3

Deferred Tax Asset Valuation Allowance
Year ended August 29, 2013	$1,522	$1,292	$370	$31	$3,215
Year ended August 30, 2012	1,207	—	373	(58)	1,522
Year ended September 1, 2011	1,263	—	(103)	47	1,207

Certain deferred tax assets and liabilities in prior years were corrected with corresponding changes in the valuation allowance, resulting in no change to net deferred tax assets. The change in these items was not material for any period presented.